   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1996

                                       REGISTRATION STATEMENT NO. 333-02183
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            MARK IV INDUSTRIES, INC.

          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                     3052                   23-1733979
      (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
       JURISDICTION         CLASSIFICATION CODE NO.)   IDENTIFICATION NUMBER)
    OF INCORPORATION OR
       ORGANIZATION)
                         501 JOHN JAMES AUDUBON PARKWAY
                                  P.O. BOX 810
                          AMHERST, NEW YORK 14226-0810
                                 (716) 689-4972
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              WILLIAM P. MONTAGUE
                                   PRESIDENT
                            MARK IV INDUSTRIES, INC.
                         501 JOHN JAMES AUDUBON PARKWAY
                                  P.O. BOX 810
                          AMHERST, NEW YORK 14226-0810
                                 (716) 689-4972
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:
        DAVID L. FINKELMAN, ESQ.                 GERALD S. LIPPES, ESQ.
       STROOCK & STROOCK & LAVAN         LIPPES, SILVERSTEIN, MATHIAS & WEXLER
          SEVEN HANOVER SQUARE                            LLP
       NEW YORK, N.Y. 10004-2696                 700 GUARANTY BUILDING
                                                    28 CHURCH STREET
                                                BUFFALO, N.Y. 14202-3950

                               ----------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If the only securities being registered on this form are being in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            MARK IV INDUSTRIES, INC.
                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(a) AND ITEM 501(b) OF REGULATION S-K
              SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                        REQUIRED BY PART I OF FORM S-4

 1.Forepart of Registration and Outside
       Front Cover Page of Prospectus..  Facing Page; Outside Front Cover Page;
                                         Cross Reference Sheet; Inside Front
                                         Cover Page
 2.Inside Front and Outside Back Cover
       Pages of Prospectus.............  Inside Front Cover Page; Outside Back
                                         Cover Page
 3.Risk Factors, Ratio of Earnings to
       Fixed Charges and Other
       Information.....................  Prospectus Summary; Selected Financial
                                         Information
 4.Terms of the Transaction............  Prospectus Summary; The Exchange
                                         Offer; Certain Federal Income Tax
                                         Considerations; Description of the
                                         Exchange Notes
 5.Pro Forma Financial Information.....  Not Applicable
 6.Material Contacts with the Company
       Being Acquired..................  Not Applicable
 7.Additional Information Required for
       Reoffering by Persons and
       Parties Deemed to be
       Underwriters....................  Not Applicable
 8.Interests of Named Experts and
       Counsel.........................  Not Applicable
 9.Disclosure of Commission Position on
       Indemnification for Securities
       Act Liabilities.................  Not Applicable

10.Information with Respect to S-3
       Registrants.....................  Available Information; Prospectus
                                         Summary; Capitalization; Selected
                                         Financial Information; Management's
                                         Discussion and Analysis of Financial
                                         Condition and Results of Operations;
                                         Business; Management; Principal
                                         Securityholders; Description of the
                                         Exchange Notes; Plan of Distribution;
                                         Legal Matters; Experts; Consolidated
                                         Financial Statements
11.Incorporation of Certain Information
       by Reference....................  Incorporation of Certain Documents by
                                         Reference
12.Information with Respect to S-2 or
       S-3 Registrants.................  Not Applicable
13.Incorporation of Certain Information
       by Reference....................  Not Applicable
14.Information with Respect to
       Registrants Other Than S-3 or S-
       2 Registrants...................  Not Applicable
15.Information with Respect to S-3
       Companies.......................  Not Applicable
16.Information with Respect to S-2 or
       S-3 Companies...................  Not Applicable
17.Information with Respect to
       Companies Other Than S-2 or S-3
       Companies.......................  Not Applicable
18.Information if Proxies, Consents or
       Authorizations are to be
       Solicited.......................  Not Applicable
19.Information if Proxies, Consents or
       Authorizations are not to be
       Solicited or in an Exchange
       Offer ..........................  Prospectus Summary; Incorporation of
                                         Certain Documents by Reference;
                                         Management; Principal Securityholders;
                                         The Exchange Offer

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE +
+WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE        +
+SECURITIES LAWS OF ANY SUCH JURISDICTION.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 21, 1996

PROSPECTUS

                  [Logo of Mark IV Industries appears here]

                               OFFER TO EXCHANGE
                   7 3/4% SENIOR SUBORDINATED NOTES DUE 2006
                          FOR ANY AND ALL OUTSTANDING
                   7 3/4% SENIOR SUBORDINATED NOTES DUE 2006

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [DAY], [DATE], 1996, UNLESS EXTENDED BY MARK IV INDUSTRIES, INC. As more fully described herein under "The Exchange Offer--Expiration Date; Extensions; Amendment," the time the Exchange Offer expires (including extensions, if any, by Mark IV) is referred to as the "Expiration Date."

  Mark IV Industries, Inc., a Delaware Corporation ("Mark IV" or the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 7 3/4% Senior Subordinated Notes due April 1, 2006 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 7 3/4% Senior Subordinated Notes due April 1, 2006 (the "Private Notes" and, collectively with the Exchange Notes, the "Notes"), of which $250,000,000 in aggregate principal amount was issued and sold on March 11, 1996 in a transaction exempt from registration under the Securities Act (the "Private Offering") and is outstanding on the date hereof.

  The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

  The Exchange Notes will bear interest at the rate of 7 3/4% per annum, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1996. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (March 11, 1996). The Exchange Notes will not be subject to redemption prior to their stated maturity. Upon a Change of Control (as defined), holders of the Exchange Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any of their Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, through the date of purchase. See "Description of the Exchange Notes--Change of Control."

  The Exchange Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness (as defined) of the Company, and will be effectively subordinated to the indebtedness of the Company's subsidiaries. At March 31, 1996, Senior Indebtedness of the Company and its subsidiaries was approximately $243,800,000 (of which approximately $53,800,000 was indebtedness of the Company's subsidiaries) and subordinated indebtedness of the Company (including the Private Notes) was approximately $506,400,000. Subject to certain restrictions, the Indenture pursuant to which the Exchange Notes will be issued permits the Company to incur additional indebtedness, but, until such time as the Exchange Notes are rated Investment Grade (as defined), prohibits the incurrence by the Company of any indebtedness that is senior to the Exchange Notes and subordinate to Senior Indebtedness. See "Description of the Exchange Notes--Subordination."

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

  The Private Notes were originally issued and sold in the Private Offering in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act. Accordingly, the Private Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States or to a U.S. person unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Private Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

  The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

  Prior to the Exchange Offer, there has been no public market for the Notes. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent they are traded, to trade at a significant discount from face value. In addition, any Private Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that the Private Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Private Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Private Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Private Notes except under certain limited circumstances. See "The Exchange Offer--Termination of Certain Rights."

  The Company will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Private Notes being tendered or accepted for exchange; provided, however, Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

                               ----------------

                THE DATE OF THIS PROSPECTUS IS         , 1996.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE INFORMATION CONTAINED HEREIN IS AS OF THE DATE HEREOF AND SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AT ANY TIME NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  IN MAKING AN INVESTMENT DECISION REGARDING THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE OFFERING IS BEING MADE ON THE BASIS OF THIS PROSPECTUS. ANY DECISION TO EXCHANGE NOTES IN THE EXCHANGE OFFER MUST BE BASED ON THE INFORMATION CONTAINED HEREIN.

  The Exchange Notes will be available initially to qualified institutional buyers only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form will be issued in exchange for the Global Note only in accordance with the terms set forth in the Indenture. See "The Exchange Offer--Book Entry Transfer" and "Description of the Exchange Notes--Book-Entry, Delivery and Form."

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    1
Incorporation of Certain Documents by Reference...........................    1
Prospectus Summary........................................................    2
Use of Proceeds...........................................................   10
The Exchange Offer........................................................   11
Capitalization............................................................   19
Selected Financial Information............................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   26
Management................................................................   32
Principal Securityholders.................................................   34
Description of the Exchange Notes.........................................   36
Certain Federal Income Tax Considerations.................................   51
Plan of Distribution......................................................   52
Legal Matters.............................................................   53
Experts...................................................................   53
Index to Consolidated Financial Statements................................  F-1

                                     (iii)

                             AVAILABLE INFORMATION

  Mark IV Industries, Inc. ("Mark IV" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

  The Company is required by the terms of the Indenture to furnish the Trustee (as defined) with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof: the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 1996; and the Company's Current Report on Form 8-K dated March 21, 1996, as amended by the Company's Current Report on Form 8-K/A dated March 27, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Any such request should be directed to Investor Relations, Mark IV Industries, Inc., 501 John James Audubon Parkway, P.O. Box 810, Amherst, New York 14226-0810 (telephone number: (716) 689-4972).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" or "Mark IV" include Mark IV Industries, Inc. and its subsidiaries.

                                  THE COMPANY

  Mark IV is a diversified manufacturer of a broad range of proprietary and other power and fluid transfer products and systems which serve primarily automotive and industrial markets. Many of Mark IV's product groups have a significant, and in certain instances the leading, share of their respective markets. Products manufactured by Mark IV principally serve specialized needs in markets in which relatively few manufacturers compete. These products are sold primarily directly, but also through independent distributors, to other manufacturers and commercial users in the United States and Europe and, to a lesser extent, in Canada, Latin America and the Far East. Mark IV operates 79 manufacturing facilities and 56 distribution and sales locations and employs approximately 18,200 people in 19 countries.

  During fiscal 1996, the Company reorganized what had been identified as its primary business segment, Power and Fluid Transfer, into separately managed and market-focused businesses. As a result, in connection with the preparation of its financial statements for its fiscal year ended February 29, 1996, the Company determined to reclassify the operations included in that segment into two segments--Mark IV Automotive and Mark IV Industrial, with its former Professional Audio segment being included in the new Industrial segment. Mark IV's business strategy is focused on building its worldwide Automotive and Industrial business segments through internal growth, continuation of cost control and quality improvement programs, and selective strategic domestic and foreign acquisitions. The Company's operating strategy emphasizes management for continuous improvement, establishing co-operative programs with customers to engineer, design and develop higher value added systems in addition to individual products, and the introduction of new, more cost effective and durable products.

  In furtherance of these strategies, over its last five fiscal years Mark IV has: (i) emphasized continuous product development, with a significant amount of its current sales arising from the introduction of new products or products which have been redesigned; (ii) substantially increased its industrial hose and couplings production capacity and strengthened its position in that market through its recent acquisition of the Imperial Eastman Division of The Pullman Company ("Imperial Eastman"); (iii) considerably enhanced its ability to provide a broader range of products to its existing customers through its November 1994 acquisition of Purolator Products Company ("Purolator"), a leading manufacturer of automotive and industrial filtration products and systems; (iv) significantly expanded its presence in Western Europe through its June 1993 acquisition of Pirelli Trasmissioni Industriali, S.p.A. ("PTI"), a leading Italian-based manufacturer of power transmission products; and (v) established distribution centers to serve markets in Central and South America and the Pacific Rim, and acquired manufacturing and distribution facilities in Mexico. Mark IV believes that, having established an efficient global manufacturing and distribution network, it is well positioned to benefit from its leading domestic market position and its increased presence in European and other foreign markets.

                              RECENT DEVELOPMENTS

  As part of the Company's strategy to become more focused within its Industrial segment, Mark IV is exploring the possibility of selling its non-core businesses. In October 1995, the Company announced the possible sale of its Transportation Products businesses, which have aggregate annual sales of approximately $225.0 million. In January 1996, the Company announced that it is also exploring the possible sale of its professional audio business which has annual sales of approximately $200.0 million. The potential sales remain in their preliminary stages and, therefore, there can be no assurance that any such sales will occur. If the

Company were to consummate all or a portion of such sales, the net proceeds thereof would be used to reduce Senior Indebtedness, to fund future acquisitions in core business areas, and/or, depending on market prices and other relevant considerations, to repurchase outstanding shares of the Company's Common Stock.

  In furtherance of Mark IV's strategy of focusing on building its Industrial segment, on March 5, 1996 Mark IV acquired Imperial Eastman for a purchase price of approximately $78.0 million. Imperial Eastman manufactures industrial hose and couplings products complementary to those currently produced by Mark IV, and has annual sales of approximately $135.0 million.

                               THE EXCHANGE OFFER

The Exchange Offer..........      The Company is hereby offering to exchange
                              $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $250,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer-- Purpose of the Exchange Offer."

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

                              Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Private Notes directly from the Company other than as a result of market-making activities or ordinary trading activities may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "The Exchange Offer-- Resale of the Exchange Notes."

Registration Rights
 Agreement..................  The Private Notes were sold by the Company on
                              March 11, 1996 to Bear, Stearns & Co. Inc. (the "Initial Purchaser") pursuant to a Purchase Agreement, dated March 5, 1996, by and between the Company and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into a Registration Rights Agreement, dated as of March 11, 1996 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "The Exchange Offer--Termination of Certain Rights."

                              Holders of Private Notes who do not tender their Private Notes in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but not unaccepted Private Notes will continue to be subject to the restrictions on transfer provided for in the Private Notes and the Indenture. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Private Notes could be adversely affected.

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on              , 1996, unless
                              the Exchange Offer is extended
                              by the Company, in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the
 Private Notes..............  The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (March 11, 1996). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."


Conditions to the Exchange
 Offer......................  The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Private Notes..............  Each Holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Fleet National Bank, as exchange agent (the "Exchange Agent"), at its address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder is not currently participating and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an

                              "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer-- Procedures for Tendering."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Private Notes are registered in the name of a broker, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery
 Procedures.................  Holders of Private Notes who wish to tender their
                              Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Private
 Notes and Delivery of the
 Exchange Notes.............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                              Exchange Offer--Withdrawal of Tenders."

Certain Federal Income Tax
 Considerations.............  For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain Federal Income Tax Considerations."


Exchange Agent..............  Fleet National Bank is serving as the Exchange
                              Agent in connection with the Exchange Offer.

                          TERMS OF THE EXCHANGE NOTES

  The Exchange Offer applies to $250,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. For further information and for definitions of certain capitalized terms used below, see "The Exchange Offer" and "Description of the Exchange Notes."

Issuer......................  Mark IV Industries, Inc.

Securities Offered..........  $250,000,000 principal amount of 7 3/4% Senior
                              Subordinated Notes due April 1, 2006 (the
                              "Exchange Notes").

Maturity Date...............  April 1, 2006.

Interest Rate...............  The Exchange Notes will bear interest at a rate of 7 3/4% per annum.

Interest Payment Dates......  Interest will accrue on the Exchange Notes from and including the date of the initial issuance of the Private Notes (March 11, 1996) and will be payable semi-annually on each April 1 and October 1, commencing October 1, 1996.

Change of Control...........  Upon a Change of Control, holders of the Exchange
                              Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any portion of their Exchange Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, through the date of purchase. See "Description of the Exchange Notes--Change of Control."

Subordination...............
                              The Exchange Notes will be unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's subsidiaries. At March 31, 1996, Senior Indebtedness of the Company and its subsidiaries was approximately

                              $243,800,000 (of which approximately $53,800,000
                              was indebtedness of the Company's subsidiaries) and subordinated indebtedness of the Company (including the Private Notes) was approximately $506,400,000. Subject to certain restrictions, the Indenture pursuant to which the Exchange Notes will be issued permits the Company to incur additional indebtedness, but, until such time as the Exchange Notes are rated Investment Grade, prohibits the incurrence by the Company of any indebtedness that is senior to the Exchange Notes and subordinate to Senior Indebtedness. See "Description of the Exchange Notes-- Subordination."

Certain Covenants...........  The Indenture restricts, among other things, the payment of dividends, the repurchase of capital stock and the making of certain other Restricted Payments (as defined), the incurrence of additional indebtedness, the incurrence of certain Liens (as defined) and certain mergers, consolidations or sales of assets. Upon the Exchange Notes being rated Investment Grade, certain of the restrictions will no longer be applicable. See "Description of the Exchange Notes--Certain Covenants."

                             SUMMARY FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)

  The following tables set forth summary consolidated financial data of the Company for each of the three fiscal years in the period ended February 29, 1996. Such financial data are derived from the Company's audited consolidated financial statements included elsewhere herein.

                                              YEAR ENDED THE LAST DAY OF
                                                      FEBRUARY,
                                           ----------------------------------
                                            1994(1)     1995(2)       1996
                                           ----------  ----------  ----------
INCOME STATEMENT DATA:
Net sales................................. $1,244,200  $1,603,300  $2,088,500
                                           ==========  ==========  ==========
Operating income before depreciation and
 amortization............................. $  173,500  $  215,800  $  279,400
Depreciation and amortization.............     41,700      51,500      66,800
                                           ----------  ----------  ----------
Operating income (3)...................... $  131,800  $  164,300  $  212,600
                                           ==========  ==========  ==========
Income from continuing operations......... $   51,100  $   67,900  $   92,400
                                           ==========  ==========  ==========
OTHER DATA:
Consolidated cash flow/fixed charge
 coverage ratio (4):
 Actual...................................      3.46x       3.98x       4.55x
 As adjusted (5)..........................         --          --       4.36x
Ratio of earnings to fixed charges (4):
 Actual...................................      2.50x       2.87x       3.26x
 As adjusted (5)..........................         --          --       3.09x
Percentage of long-term debt to total
 capitalization...........................       62.2%       49.0%       47.0%

                                                      LAST DAY OF FEBRUARY,
                                                 -------------------------------
                                                    1994       1995      1996
                                                 ---------- ---------- ---------
BALANCE SHEET DATA:
Working capital................................. $  312,800 $  379,700   404,900
Total assets....................................  1,282,300  1,846,400 2,013,100
Long-term debt..................................    567,200    610,700   642,500
Stockholders' equity............................    345,400    635,500   725,500

- --------

(1) Includes the results of operations of the PTI business from its June 1993 acquisition date.

(2) Includes the results of operations of the Purolator business from its November 1994 acquisition date.

(3) Represents income from continuing operations before interest expense and taxes.

(4) See footnotes (4) and (6) to "Selected Financial Information" for information as to methods of calculating cash flow and fixed charge ratios.

(5) As adjusted to reflect the interest expense on the Notes at an interest rate of 7 3/4% per annum and the application of the net proceeds thereof to reduce borrowings outstanding under the Company's previously existing $650 million credit agreement (the "1994 Credit Agreement") which was entered into November 1994.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration of issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described herein. The Private Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

  The net proceeds from the sale of the Private Notes, which were approximately $244,100,000 (after deducting estimated expenses and discounts related to the Private Offering), were used to reduce outstanding indebtedness under the Company's new Credit Agreement (the "Credit Agreement") which was entered into on March 8, 1996, prior to consummation of the Private Offering on March 11, 1996. The Credit Agreement replaced the Company's previously existing 1994 Credit Agreement. At March 31, 1996, borrowings under the Credit Agreement totalled approximately $215,000,000 and the weighted average interest rate on such borrowings was approximately 6.15%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a summary of the terms of the Credit Agreement.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on March 11, 1996 (the "Closing Date") to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on March 11, 1996. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 30 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Closing Date and (iii) use its best efforts to consummate the Exchange Offer within 30 business days after the Registration Statement has become effective. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who purchased such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year after the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradeable. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each

$1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "--Termination of Certain Rights." The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $250,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
                , 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement, which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 7 3/4% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 1996. Holders of Exchange Notes will receive interest on October 1, 1996 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from March 11, 1996, the date of initial issuance of the Private Notes, to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth on the Outside Back Cover Page of this Prospectus for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its reasonable discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder (if not a broker-dealer referred to in the last sentence of this paragraph) does not intend to engage and will not engage in the distribution of the Exchange Notes, (iii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange

Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (v) such holder understands that a secondary resale transaction described in clause (iv) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vi) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a copy of this Prospectus (as it may be supplemented or amended) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing DTC to transfer such Private Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act),
(ii) to provide, upon the request of any holder of a transfer-restricted

Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A,
(iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of Exchange Notes by broker-dealers for a period of up to one year from the date the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradeable and to provide copies of the latest version of the Prospectus to such broker-dealers upon their request during such period and (iv) to file a shelf registration statement as required by the Registration Rights Agreement if any holder of transfer-restricted Notes notifies the Company within 20 business days of the consummation of the Exchange Offer that (A) such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Private Notes acquired directly from the Company or one of its affiliates (see "--Liquidated Damages").

LIQUIDATED DAMAGES

  The Registration Rights Agreement provides that (i) the Company will file the Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have the Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Registration Statement is declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file a shelf registration statement pursuant to the terms of the Registration Rights Agreement (the "Shelf Registration Statement" and, collectively with the Registration Statement, the "Registration Statements"), the Company will use its best efforts to file such Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date (as defined in the Indenture) to the Global Note Holder (as defined in the Indenture) by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities (as defined in the Indenture) by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. For purposes of the foregoing, "Transfer Restricted Securities" means each Private Note and each Exchange Note, as applicable, until (i) the date on which such Private Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Private Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

  Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act,
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                CAPITALIZATION

  The following table sets forth the audited consolidated capitalization of the Company as of February 29, 1996. Such amounts include the effect of the sale of the Private Notes and the application of the net proceeds to repay a portion of amounts outstanding under the 1994 Credit Agreement as though such transactions had occurred on February 29, 1996. See "Use of Proceeds."

                                                            FEBRUARY 29, 1996
                                                          (DOLLARS IN THOUSANDS)
                                                          ----------------------
Current maturities of long-term debt(1)..................       $    7,900
                                                                ==========
Long-term debt, excluding current maturities(1):
 Senior debt:
  1994 Credit Agreement..................................       $   97,300
  Other..................................................           38,800
                                                                ----------
    Total senior debt....................................          136,100
                                                                ----------
 Subordinated debt:
  7 3/4% Senior Subordinated Notes due April 1, 2006.....          248,400
  8 3/4% Senior Subordinated Notes due April 1, 2003.....          258,000
                                                                ----------
    Total subordinated debt..............................          506,400
                                                                ----------
    Total long-term debt.................................          642,500
                                                                ----------
Stockholders' equity:
 Preferred Stock, $.01 par value:
  10,000,000 shares authorized:
  None issued............................................               --
 Common Stock, $.01 par value:
  100,000,000 shares authorized:
  62,988,643 shares issued(2)............................              600
 Additional paid-in capital..............................          617,600
 Retained earnings.......................................          109,700
 Foreign currency translation adjustment.................           (2,400)
                                                                ----------
    Total stockholders' equity...........................          725,500
                                                                ----------
    Total capitalization.................................       $1,368,000
                                                                ==========

- --------
(1) See Note 7 to the Company's audited consolidated financial statements, appearing elsewhere herein, for interest rates and other information regarding the Company's outstanding indebtedness.

(2) The number of shares has been adjusted to give effect to a 5% stock dividend paid on the outstanding shares of Common Stock on April 26, 1996 and excludes 1,753,000 shares reserved for issuance upon exercise of outstanding employee stock options.

                        SELECTED FINANCIAL INFORMATION

                            (DOLLARS IN THOUSANDS)

  The following tables set forth selected consolidated financial information of the Company for each of the five fiscal years in the period ended February 29, 1996. These tables should be read in conjunction with the Company's audited consolidated financial statements appearing elsewhere herein.

                                   YEAR ENDED THE LAST DAY OF FEBRUARY,
                          ----------------------------------------------------------
                             1992        1993        1994(1)     1995(2)     1996
                          ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
Net sales...............  $1,004,300  $1,085,700  $1,244,200  $1,603,300  $2,088,500
                          ----------  ----------  ----------  ----------  ----------
Operating costs:
 Cost of products sold..     641,900     698,800     803,500   1,060,000   1,413,500
 Selling and
  administration........     200,600     215,100     236,300     292,700     347,200
 Research and
  development...........      24,900      26,100      30,900      34,800      48,400
 Depreciation and
  amortization..........      28,300      32,100      41,700      51,500      66,800
                          ----------  ----------  ----------  ----------  ----------
   Total operating
    costs...............     895,700     972,100   1,112,400   1,439,000   1,875,900
                          ----------  ----------  ----------  ----------  ----------
Operating income (3)....     108,600     113,600     131,800     164,300     212,600
Interest expense........      64,700      51,600      50,100      53,900      61,200
                          ----------  ----------  ----------  ----------  ----------
Income before securities
 transactions and
 provision for taxes....      43,900      62,000      81,700     110,400     151,400
Gain (loss) on
 securities
 transactions...........      (2,400)         --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
Income before provision
 for taxes..............      41,500      62,000      81,700     110,400     151,400
Provision for income
 taxes..................      14,700      22,900      30,600      42,500      59,000
                          ----------  ----------  ----------  ----------  ----------
Income from continuing
 operations.............      26,800      39,100      51,100      67,900      92,400
Discontinued operations,
 net of taxes...........       2,000       3,600          --          --          --
                          ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items and
 cumulative effect of
 accounting change......      28,800      42,700      51,100      67,900      92,400
Extraordinary gain
 (loss) from early
 extinguishment of debt,
 net of taxes...........      (4,500)     (3,700)    (21,700)     (1,100)         --
Cumulative effect of
 accounting change......          --          --     (26,000)         --          --
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $   24,300  $   39,000  $    3,400  $   66,800  $   92,400
                          ==========  ==========  ==========  ==========  ==========
OTHER DATA:
Consolidated cash
 flow/fixed charge
 coverage ratio (4):
 Actual.................       2.13x       2.80x       3.46x       3.98x       4,55x
 As adjusted (5)........          --          --          --          --       4.36x
Ratio of earnings to
 fixed charges (6):
 Actual.................       1.63x       2.09x       2.50x       2.87x       3.26x
 As adjusted (5)........          --          --          --          --       3.09x
Capital expenditures....  $   20,700  $   35,500  $   41,400  $   50,800  $   95,500

                                         LAST DAY OF FEBRUARY,
                         ------------------------------------------------------
                            1992       1993       1994       1995       1996
                         ---------- ---------- ---------- ---------- ----------
BALANCE SHEET DATA:
Working capital......... $  285,500 $  275,400 $  312,800 $  379,700 $  404,900
Total assets............  1,104,500  1,124,800  1,282,300  1,846,400  2,013,100
Long-term debt,
 excluding current
 maturities.............    525,400    497,100    567,200    610,700    642,500
Stockholders' equity....    311,900    345,600    345,400    635,500    725,500

- -------
(1) Includes the results of operations of the PTI business from its June 1993 acquisition date.
(2) Includes the results of operations of the Purolator business from its November 1994 acquisition date.
(3) Represents income from continuing operations before interest expense, securities transactions and taxes.
(4) The consolidated cash flow/fixed charge coverage ratio is defined in the Indenture to be the ratio of consolidated cash flow to consolidated fixed charges. See "Description of the Exchange Notes."
(5) As adjusted to reflect the interest expense on the Notes at an interest rate of 7 3/4% per annum and the application of the net proceeds thereof to reduce borrowings outstanding under the 1994 Credit Agreement.
(6) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and 15% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals).

                   MANAGEMENT DISCUSSION AND ANALYSIS OF

               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  In connection with the preparation of its consolidated financial statements for its fiscal year ended February 29, 1996, the Company determined to reclassify the operations included in its former Power and Fluid Transfer business segment into two business segments: (i) Automotive and (ii) Industrial, with its former Professional Audio segment being included in the new Industrial segment. The Company's current business strategy is focused upon the enhancement of these business segments through internal growth, cost control and quality improvement programs and selective, strategic acquisitions, with an emphasis on expanding the Company's international presence in each segment. For a discussion of the Company's plans relating to the possible sale of its Transportation Products and Professional Audio businesses included in its Industrial segment, see "Business--Recent Developments."

RESULTS OF OPERATIONS

 Three Years Ended February 29, 1996

  During fiscal 1996, the Company reorganized what had been identified as its primary business segment, Power and Fluid Transfer, into separately managed and market-focused businesses. As a result, as noted above, the Company determined to reclassify the operations of that segment into the following two business segments:

  (i) Automotive, which includes the design, manufacture and distribution of fuel, power transmission, and fluid handling systems and components, and filters and filtration systems for the global automotive aftermarket and original equipment manufacturers ("OEM") market; and

  (ii) Industrial, which includes the design, manufacture and distribution of power transmission, fluid handling, and filtration systems and components for industrial OEM and industrial distribution markets worldwide. The Industrial segment also includes the Company's Transportation Products business and its former Professional Audio segment.

  The results of operations of Purolator have been included in the Company's results of operations for fiscal 1995 from its November 1994 acquisition date.

  In reviewing the Company's sales performance, the following results by segment should be considered for each of the fiscal years presented (dollars in thousands):

                            1994            1995                  1996
                         ---------- --------------------- ---------------------
                                               % INCREASE            % INCREASE
                                               OVER PRIOR            OVER PRIOR
                           AMOUNT     AMOUNT      YEAR      AMOUNT      YEAR
                         ---------- ---------- ---------- ---------- ----------
Net Sales to Customers:
 Automotive............. $  532,600 $  718,900    35.0%   $1,004,300    39.7%
 Industrial............. $  711,600 $  884,400    24.3%   $1,084,200    22.6%
                         ---------- ----------    ----    ----------    ----
  Total ................ $1,244,200 $1,603,300    28.9%   $2,088,500    30.3%
                         ========== ==========    ====    ==========    ====

  The most significant reason for the increase in net sales in fiscal 1996 is the fact that the results of operations of Purolator were included for all of fiscal 1996, and for only four months following Purolator's November 1994 acquisition date in fiscal 1995. On a pro forma basis, including Purolator for all of fiscal 1995, net sales increased by $175.0 million (9.2%) in fiscal 1996 on a consolidated basis, and by $57.1 million (6.0%) for the Automotive business segment.

  The $199.8 million increase in net sales for the Industrial segment for fiscal 1996 was generated primarily by the segment's domestic power transmission and fluid handling business product lines. The Automotive segment's increase in net sales, excluding the effects of Purolator, was primarily the result of increased OEM sales in Europe, offset somewhat by reduced sales in the segment's domestic aftermarket product lines.

  The increase in net sales in fiscal 1995 was also primarily the result of the Purolator acquisition. Excluding the results of Purolator, sales increased approximately $200.0 million (21.1%) over fiscal 1994, with $105.0 million of the increase coming from domestic sales, and the balance being generated primarily in Europe.

  Cost of products sold as a percentage of consolidated net sales were 64.6%, 66.1%, and 67.7% in fiscal 1994, 1995 and 1996, respectively. The increase in the percentage of costs in fiscal 1996 is primarily the result of the Purolator acquisition, due to its historically lower gross margin. On a pro forma basis including Purolator for the entire fiscal year, such costs were 67.2% for fiscal 1995. This level of costs also reflects the positive effects of the Company's cost control programs, which have helped to substantially offset the negative pressures on the margins experienced by both of the Company's business segments.

  Selling and administration costs as a percentage of consolidated net sales were 19.0%, 18.3% and 16.6% in fiscal 1994, 1995 and 1996, respectively. The reductions in fiscal 1995 and 1996 are primarily the result of the Purolator acquisition, which had a lower level of such costs. On a pro forma basis including Purolator for the entire fiscal year, such costs were 17.7% for fiscal 1995. The reductions also reflect operating efficiencies achieved in fiscal 1996 from the integration of the Purolator business and the reorganization of the Company's business segments. The lower level of costs also indicates that the Company's continued emphasis on cost control and cycle time reduction has been successful in offsetting the impact of inflation on such costs.

  Research and development costs increased by $13.6 million (39.1%) in fiscal 1996 over fiscal 1995, which in turn increased by $3.9 million (12.6%) over fiscal 1994. The increases in fiscal 1995 and 1996 are primarily due to the Purolator acquisition. As a percentage of consolidated net sales, such costs were in the range of 2.2% to 2.5% in each of fiscal 1994, 1995 and 1996. This consistent level of investment reflects the Company's continuing emphasis on new product development.

  Depreciation and amortization expense increased by $15.3 million (29.7%) in fiscal 1996 over fiscal 1995, which in turn increased by $9.8 million (23.5%) over fiscal 1994. The increases in fiscal 1995 and 1996 are primarily attributable to the Purolator acquisition, and the increased level of capital equipment expenditures.

  The above mentioned items resulted in the following operating income for each of the fiscal years presented (dollars in thousands):

                                1994               1995               1996
                          -----------------  -----------------  -----------------
                                     % OF               % OF               % OF
                                    RELATED            RELATED            RELATED
                           AMOUNT    SALES    AMOUNT    SALES    AMOUNT    SALES
                          --------  -------  --------  -------  --------  -------
OPERATING INCOME
Automotive............... $ 66,300   12.5%   $ 79,300   11.0%   $110,600   11.0%
Industrial...............   80,400   11.3%    100,900   11.4%    119,400   11.0%
                          --------   ----    --------   ----    --------   ----
Total operating income
 before corporate
 expenses................  146,700   11.8%    180,200   11.2%    230,000   11.0%
Corporate expenses.......  (14,900)  (1.2)%   (15,900)  (1.0)%   (17,400)  ( .8)%
                          --------   ----    --------   ----    --------   ----
Operating Income (a)..... $131,800   10.6%   $164,300   10.2%   $212,600   10.2%
                          ========   ====    ========   ====    ========   ====

- --------

(a) Including Purolator's results of operations on a pro-forma basis for all of fiscal 1994 and 1995, operating income as a percentage of consolidated net sales would have been 9.7%, 10.0% and 10.2% for fiscal 1994, 1995 and 1996, respectively. The increase is primarily attributable to the Company's emphasis on cost control as discussed above.

  In spite of the increased interest costs resulting from borrowings to fund the Purolator acquisition, interest expense increased only $7.3 million (13.5%) in fiscal 1996 in comparison to fiscal 1995. The relatively slight increase in fiscal 1996's expense was achieved as a result of the financing transactions referred to under "Liquidity and Capital Resources," as well as lower interest rates resulting from the Company's improved debt to total capitalization position. Fiscal 1995's interest expense increased $3.8 million (7.6%) over fiscal 1994's interest expense. This slight increase was achieved for the same reasons notwithstanding the higher interest rates prevailing during fiscal 1995.

  The Company's provision for income taxes as a percentage of income before provision for taxes was 37.5%, 38.5% and 39.0% in fiscal 1994, 1995 and 1996, respectively. The higher rates in fiscal 1995 and 1996 were primarily the result of increased income in foreign jurisdictions with higher statutory tax rates than in the U.S.

  As a result of all of the above, the Company's income before extraordinary items in fiscal 1996 increased $24.5 million (36.1%) over fiscal 1995. In turn, fiscal 1995's income before extraordinary items increased $16.8 million (32.9%) over fiscal 1994 (before the effect of an accounting change in 1994).

  As a result of replacing prior credit facilities and the issuance of the Company's 8 3/4% Senior Subordinated Notes due 2003, the Company incurred extraordinary losses, net of related tax benefits, of $1.1 million and $21.7 million in fiscal 1995 and 1994, respectively. Additionally, the Company's adoption of SFAS No. 106 in fiscal 1994 resulted in the recognition of a net of tax charge of $26.0 million as the cumulative effect of the accounting change in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's short-term capital needs are met by cash generated through operations, and supplemented by borrowings under its various credit facilities to the extent required. During fiscal 1996, net cash provided by earnings was $183.0 million, a 45% increase over the $126.5 million generated in fiscal 1995, which in turn represented a 39% increase over fiscal 1994. At February 29, 1996, the Company's working capital investment was $404.9 million, a net increase of $25.2 million or 7% in comparison to February 28, 1995. As a percentage of sales, working capital at February 29, 1996 represented 19% of fiscal 1996 net sales as compared to a 20% relationship at the end of fiscal 1995, computed on a pro forma basis as if the results of operations of Purolator had been included for all of fiscal 1995. Management anticipates that its working capital investment as a percentage of net sales will be reduced further during fiscal 1997.

  Capital expenditures in fiscal 1996 were $95.5 million, which exceeds depreciation and amortization expense of $66.8 million in fiscal 1996 and capital expenditures of $50.8 million in fiscal 1995. Approximately $11.0 million of the increase in capital expenditures resulted from the capital requirements of Purolator for all of fiscal 1996, and only four months of fiscal 1995. Additionally, approximately $21.0 million of such increase related to a new manufacturing facility and other increased capacity requirements in the European units of the Company's Automotive business segment, primarily in Italy. The balance of the increase related to the U.S. units of the Company's Industrial business segment, including a new centralized warehouse and distribution facility. Management anticipates that the Company's capital expenditure requirements will continue to exceed its annual depreciation and amortization charges over the next few years.

  Cash generated from earnings in fiscal 1996 was sufficient to fund the Company's capital expenditure investments as well as its increased working capital requirements. Management believes that cash generated from earnings will continue to be sufficient to fund such needs for the foreseeable future.

  The Company's long-term capital needs are met by cash generated from earnings, bank financing, and public debt and equity offerings. Recent financing activities of a longer term nature include the following:

  -- In October 1994, the Company entered into agreements with certain holders of its 6 1/4% Convertible Debentures due February 15, 2011 to convert approximately $76.7 million of the debentures into approximately
     5.9 million shares of the Company's Common Stock. In January 1995, the Company called for redemption the $37.5 million remaining principal amount of the debentures. As a result of the call for redemption, substantially all of the remaining debentures were converted into 2.8 million shares of the Company's Common Stock.

  -- In November 1994, the Company acquired all of the stock of Purolator for a total cash purchase price, including expenses, of approximately $286.3 million. Funding for the acquisition was provided by borrowings under the Company's 1994 Credit Agreement.

  -- In December 1994, the Company completed an underwritten public offering of 6.8 million shares of its Common Stock at a public offering price of $17.23 per share. The net proceeds of approximately $113.0 million were used to repay a portion of the Company's outstanding indebtedness under its 1994 Credit Agreement.

  -- In March 1996, the Company entered into the new Credit Agreement with various financial institutions. The Credit Agreement currently provides for a five-year, non-amortizing revolving credit facility with borrowing availability of $400.0 million under a domestic facility (the "Domestic Credit Facility") and $100.0 million under a multi-currency facility (the "Multi-Currency Credit Facility"). The Multi-Currency Credit Facility permits borrowings to be made in dollars as well as specified foreign currencies. The proceeds of the initial borrowings under the Credit Agreement were used to repay all amounts outstanding under the Company's previously existing credit agreements. See Note 7 to the Company's audited financial statements for information as to applicable interest rates and covenants.

  -- In March 1996, the Company completed the private placement of $250.0 million principal amount of the Private Notes at a purchase price of 99.36% of their face amount. The net proceeds from the sale of the Private Notes were used to reduce outstanding indebtedness under the Credit Agreement. For a description of the terms of the Private Notes, see "Description of the Exchange Notes."

  The March 1996 transactions referenced above have been presented in the Company's audited consolidated balance sheet as at February 29, 1996 as if they had occurred as of that date.

  As of March 31, 1996, the Company had borrowing availability under its Credit Agreement of approximately $285.0 million and additional availability under its various other domestic and foreign demand lines of credit of approximately $125.0 million.

FOREIGN CURRENCY

  The Company does not hold or issue derivatives for trading purposes and is not a party to leveraged derivatives transactions. The Company's sales from foreign locations and exports are significant; therefore, the Company does enter into foreign currency forward contracts as a hedge for certain existing or anticipated business transactions denominated in various foreign currencies. The maximum notional amount of foreign currency forward contracts outstanding at any one time during fiscal 1996 amounted to approximately $23.9 million and the approximate notional amount of such contracts outstanding was $7.8 million at February 29, 1996.

IMPACT OF INFLATION

  Although the Company has experienced delays in its ability to pass on certain inflation related cost increases, the Company does not expect that such delays or the overall impact of inflation will have a material impact on the Company's operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS

No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles and goodwill related to those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is effective for the Company's fiscal year ending February 28, 1997, and management is in the process of assessing its impact on its financial statements. While it is anticipated that SFAS No. 121 will require a non-cash charge to reduce the carrying value of certain of the Company's fixed assets and goodwill values, the Company has not completed its estimate at the present time.

  In October 1995, the FASB also issued Statement No. 123--Accounting for Stock-Based Compensation ("SFAS No. 123"), which is also effective for the Company's fiscal year ending February 28, 1997. SFAS No. 123 encourages, but does not require, recognition of compensation expense based on the fair value of equity instruments (such as stock options) granted to employees. The Company does not plan to record compensation for its stock option grants to employees; therefore, the adoption of SFAS No. 123 will have no impact on its financial position or results of operations. The Company will provide pro forma disclosures of the effects of applying the fair value method in the Notes to the Company's future financial statements.

                                 BUSINESS

GENERAL

  Mark IV is a diversified manufacturer of a broad range of proprietary and other power and fluid transfer products and systems which serve primarily automotive and industrial markets. Many of Mark IV's product groups have a significant, and in certain instances the leading, share of their respective markets. Products manufactured by Mark IV principally serve specialized needs in markets in which relatively few manufacturers compete. These products are sold primarily directly, but also through independent distributors, to other manufacturers and commercial users in the United States and Europe and, to a lesser extent, in Canada, Latin America and the Far East. Mark IV operates 79 manufacturing facilities and 56 distribution and sales locations and employs approximately 18,200 people in 19 countries.

  During fiscal 1996, the Company reorganized what had been classified as its primary business segment, Power and Fluid Transfer, into separately managed and market-focused businesses. As a result, in connection with the preparation of its financial statements for its fiscal year ended February 29, 1996, the Company determined to reclassify the operations included in that segment into two segments--Mark IV Automotive and Mark IV Industrial, with its former Professional Audio segment being included in the new Industrial segment. Mark IV's business strategy is focused on building, its worldwide, Automotive and Industrial business segments through internal growth, continuation of cost control and quality improvement programs, and selective strategic domestic and foreign acquisitions. The Company's operating strategy emphasizes management for continuous improvement, establishing cooperative programs with customers to engineer, design and develop higher value added systems in addition to individual products, and the introduction of new, more cost effective and durable products.

  In furtherance of these strategies, over its last five fiscal years Mark IV has: (i) emphasized continuous product development, with a significant amount of its current sales arising from the introduction of new products or products which have been redesigned; (ii) substantially increased its industrial hose and couplings production capacity and strengthened its position in the hose and couplings products market through its recent acquisition of Imperial Eastman;
(iii) considerably enhanced its ability to provide a broader range of products to its existing customers through its November 1994 acquisition of Purolator, a leading manufacturer of automotive and industrial filtration products and systems; (iv) significantly expanded its presence in Western Europe through its June 1993 acquisition of PTI, a leading Italian-based manufacturer of power transmission products; and (v) established distribution centers to serve markets in Central and South America and the Pacific Rim, and acquired manufacturing and distribution facilities in Mexico. Mark IV believes that, having established an efficient global manufacturing and distribution network, it is well positioned to benefit from its leading domestic market position and its increased presence in European and other foreign markets.

RECENT ACQUISITIONS

  As part of the Company's strategic growth plans, in November 1994 Mark IV acquired Purolator, which is a leading manufacturer of filtration products, including automotive oil, air and fuel filters; residential and commercial heating, ventilating and air-conditioning ("HVAC") filters; high-technology liquid filtration products; and specialized industrial filters and filtration systems. The total cost of the acquisition was $286.3 million. Purolator's filtration business complements the Company's fluid transfer products since many of Purolator's products serve customers in the same markets as the Company's other power and fluid transfer products, such as certain industrial markets, the automotive aftermarket and, to a much lesser extent, the automotive OEM market. In addition, filters are generally an integral part of most power and fluid transfer systems produced by the Company. In particular, the acquisition of Purolator strengthens Mark IV's presence in the automotive aftermarket since more than 60% of Purolator's annual sales have been made to customers in this market. Mark IV also believes that its extensive sales and distribution network are providing opportunities for increased sales of Purolator's products.

  In furtherance of Mark IV's strategy of focusing on building its Industrial segment, on March 5, 1996 Mark IV acquired Imperial Eastman for a purchase price of approximately $78.0 million. Imperial Eastman manufactures industrial hose and couplings products complementary to existing Mark IV products, and has annual sales of approximately $135.0 million.

RECENT DEVELOPMENTS

  As part of the Company's strategy to become more focused within its Industrial segment, Mark IV is exploring the possibility of selling its non-core businesses. In October 1995, the Company announced the possible sale of its Transportation Products businesses which have aggregate annual sales of approximately $225.0 million. In January 1996, the Company announced that it is also exploring the possible sale of its Professional Audio business which has annual sales of approximately $200.0 million. The potential sales remain in their preliminary stages and, therefore, there can be no assurance that any such sales will occur. If the Company were to consummate all or a portion of such sales, the net proceeds thereof would be used to reduce Senior Indebtedness, to fund future acquisitions in core business areas, and/or, depending on market prices and other relevant considerations, to repurchase outstanding shares of the Company's Common Stock.

SEGMENT INFORMATION

  As discussed above, in connection with the preparation of its financial statements for its fiscal year ended February 29, 1996, the Company has reclassified the operations included in its former Power and Fluid Transfer segment into the following two business segments:

  (i) Automotive, which includes the design, manufacture and distribution of fuel, power transmission, and fluid handling systems and components, and filters and filtration systems for the global automotive aftermarket and OEM market; and

  (ii) Industrial, which includes the design, manufacture and distribution of power transmission, fluid handling, and filtration components and systems for industrial OEM and industrial distribution markets worldwide. The Industrial segment also includes the Company's Transportation Products business and its former Professional Audio segment.

  A more detailed discussion concerning the Company's two reclassified business segments follows. Financial information regarding such business segments is presented in Note 14 to the Company's audited consolidated financial statements included elsewhere herein.

MARK IV AUTOMOTIVE

OVERVIEW

  During the latter part of fiscal 1996, the Company's worldwide automotive OEM and aftermarket operations were combined to form Mark IV Automotive as a global manufacturer of automotive systems and components primarily operating under the trade names of Dayco and Purolator. Mark IV Automotive's sales accounted for about 48%, or $1.0 billion, of the Company's total consolidated net sales in fiscal 1996, with approximately 38% of such sales to customers outside of the U.S.

  Mark IV Automotive develops, manufactures and markets systems and components primarily in the fuel, power transmission, fluid handling and filtration technology areas. In the design, manufacture and distribution of its products, Mark IV Automotive places particular emphasis on the use of complete systems or subsystems to meet the needs of its global customers. In addition, products are designed to improve or enhance automotive safety, passenger comfort and/or the environment.

  Mark IV Automotive's fuel products include all systems and components required for the safe transport of fuel from the gas tank inlet into a vehicle's gas tank, and then from the tank into the engine. Products vary from complete fuel systems to individual components, including tubes, hose, couplings, fuel filler and other assemblies, fittings, valves, canisters and filters. Power transmission products, of which Mark IV Automotive is a leading manufacturer, include accessory drive and camshaft drive systems, consisting of components such as belts, pulleys, idlers and tensioners, for the global automotive market. Fluid handling products consist of hose and hose assemblies for power steering, air conditioning, oil cooler, and other high-pressure applications, as well as radiator hose, heater hose and other related hose, couplings and assemblies. Automotive filtration products, of which Mark IV Automotive is a leading manufacturer, include a complete line of filters and filter housing for automotive, light-truck and heavy duty applications.

AUTOMOTIVE OEM

  Mark IV Automotive designs and manufactures systems and components for most vehicle manufacturers, including OEMs in North America, Europe and Asia. The segment's Automotive OEM business accounted for approximately 21% of the Company's consolidated net sales in fiscal 1996.

  The Company's wholly-owned subsidiary, Dayco Products, Inc. ("Dayco"), designs, develops and manufactures automotive accessory drive, camshaft drive, fuel, air conditioning, and power steering systems for the global automotive OEM market, as well as radiator, heater, fuel, engine and transmission oil cooler assemblies. These systems and assemblies consist of various hose, belts, filters, tensioners, brackets, pulleys, canisters and sprockets. Dayco has development programs with respect to various automotive systems with the Detroit "Big Three," U.S. foreign-based OEMs, and most of the major European automotive manufacturers. An emphasis on systems development as a hose and assembly producer has helped Dayco gain market share in the power steering hose assembly market. In addition, Dayco continues to benefit from the increasing demand in Europe for automobiles equipped with power steering and air conditioning. Almost 50% of vehicles produced in Europe today include both air conditioning and power steering, while in the U.S., over 95% of all new vehicles are comparably equipped. The Company believes that the number of cars manufactured in Europe which feature these products is growing at a faster rate than the overall market, representing a continuing growth opportunity for Mark IV Automotive. Moreover, the Company believes that the increase in the number of motor vehicles in operation in Asia and the high-temperature climate in populous portions of Asia should create a strong demand for Dayco's air conditioning hose assemblies.

  The acquisition of Purolator has provided increased market opportunities with the Company's multi-national OEM customers. Purolator's products are being incorporated into Dayco's systems, and the distribution of Purolator's products is expected to be enhanced by Dayco's global OEM programs. Purolator's equity interest in Purolator India Limited expands the Company's manufacturing capabilities and OEM markets in Southeast Asia, while Purolator's 50% ownership in Purodenso Corp., a joint venture with Nippondenso of Japan, provides access to the OEM transplant market in the U.S. During fiscal 1995 and 1996, the Company continued to expand its international manufacturing base through acquisitions in Mexico and Sweden and the establishment of manufacturing operations in Argentina where the construction of a new manufacturing facility is planned for fiscal 1998.

AUTOMOTIVE AFTERMARKET

  Mark IV Automotive products in the automotive aftermarket include a vast array of automotive belts, hose, filters and accessories sold to automotive warehouse distributors, oil companies, quick lubes, original equipment service centers, retail and auto parts chains, mass merchandisers, farm and fleet stores, and hardware distributors. The automotive aftermarket accounted for approximately 27% of the Company's consolidated net sales in fiscal 1996.

  The Company's automotive aftermarket business is divided between the "traditional" and "maintenance" markets. The traditional market, which accounts for about one third of the aftermarket business, includes standard "wear-and-tear" replacement and repair products, such as belts and hose. The balance of aftermarket sales are to the maintenance market, which includes regularly scheduled maintenance or upkeep products, such as filters.

  Automotive aftermarket products include V-ribbed belts, V-belts, and timing belts; radiator, automotive service, fuel line and heater hose and assemblies; as well as fan clutches, transmission oil coolers, fan blades, electric fans, couplings and pulleys. With the addition of Purolator, product offerings were expanded to include a complete line of automotive oil, air and fuel filters for virtually all automobiles and light duty trucks currently operated in North America, including those manufactured by North American, Japanese and European OEMs. The Company believes that the combined Dayco/Purolator distribution system and complementary customer base provide opportunities for revenue growth, margin improvement and increased market penetration.

MARK IV INDUSTRIAL

OVERVIEW

  Mark IV Industrial combines the industrial operations of Dayco, Purolator and Imperial Eastman and offers engineered systems and components primarily in the fluid power, power transmission, fluid transfer and filtration technology areas to specifically targeted industrial markets around the world. Mark IV Industrial also encompasses the Company's Transportation Products and Professional Audio business units. Mark IV Industrial accounted for approximately 52%, or $1.1 billion, of the Company's total consolidated net sales in fiscal 1996, with approximately 32% of such sales to customers outside of the U.S.

INDUSTRIAL SYSTEMS AND COMPONENTS

  Many of Mark IV's Industrial products are sold directly to industrial OEMs for use in agricultural, marine, manufacturing, office, mining, environmental, fuel dispensing and fuel flow equipment applications, as well as in products such as snowmobiles, washing machines, golf carts, vacuum cleaners, outboard motors and lawn mowers. The balance of sales of these products are to distributors of industrial replacement belts and filters, industrial and hydraulic hose and couplings, and lawn and garden product distributors and retailers, such as hardware chains, home centers and mass merchandisers, in addition to government agencies and contractors. Net sales in these markets accounted for approximately 33% of the Company's consolidated net sales in fiscal 1996.

  Mark IV Industrial's fluid power products include high-pressure hydraulic and pneumatic hose, couplings and assemblies for a variety of industrial customers, primarily through its Dayco and Imperial Eastman operations. Recent products include a series of agricultural hose operational at up to 3,000 pounds per square inch, designed for use on agricultural equipment; a high-pressure, spiral wire hose for use on large, off-road construction and agricultural equipment, such as earth movers and combines; a line of flexible, general purpose wire braid hose and hose assemblies for use in chemical refineries and in other high pressure applications; and a wire braid hose capable of handling a multitude of fluids for a variety of applications.

  Mark IV Industrial, through its Dayco operation, also designs and manufactures belts and drive systems for industrial power transmission applications. The Company's belts and drive systems can be found in a diverse range of industrial applications, including for use in heavy-duty farm equipment, rock crushers, lathes, snowmobiles, cooling towers, air handling and petroleum pumping units, underground mines, lawn mowers and other grounds care equipment, and, recently, in products ranging from exercise treadmills to industrial dough mixers and large appliances, such as washers and dryers.

  Mark IV Industrial's fluid transfer products provide customers with hose and couplings for transferring liquids, ranging from corrosive chemicals to water, air and other gaseous materials, and solid matter as diverse as flour and concrete. These products can be found in agricultural applications, refineries and service stations, underground mines, sandblasting jobs, welding processes, chemical transference applications, transportation equipment, vacuum cleaners, steel mills and in garden and air hose applications.

  Through Purolator, Mark IV Industrial offers specialized industrial fluid filters for the aeropower, fluid processing and general industrial markets, as well as for government and military applications. Purolator's other products include heating and air-conditioning filters for residential, commercial and industrial uses and, through the operations of Purolator's subsidiary, Facet International, Inc. ("Facet"), high performance filtration and separation products and systems for commercial and military aviation applications. Facet's products are sold to oil companies, airlines and defense ministries. Facet also produces bilge separators for the commercial and military marine markets, as well as environmental protection filters that separate oil from water.

OTHER

  TRANSPORTATION PRODUCTS. Mark IV designs and manufactures products and systems serving two principal components of the Transportation Products market. Mark IV produces information displays, door systems, interior hardware and other systems for mass transit buses and railcars. In addition, the Company produces electronic vehicle identification products for the electronic toll and traffic management markets, as well as information signs and traffic signals and controllers. These products, which are manufactured and sold in North America and throughout Europe, accounted for approximately 10% of the Company's total consolidated net sales in fiscal 1996.

  The Company's customers include OEMs of mass transit bus and rail vehicles and commercial aircraft, as well as state and local highway and transportation agencies. Some of the products offered by the Transportation Products business unit are also sold to the aftermarket. The Transportation Products market is predominantly contract-driven, with many of the contracts spanning one or more years.

  Luminator Mass Transit, together with the Company's subsidiaries in Germany and France, designs, markets and produces electronic vehicle information and passenger information display systems and components for mass transit buses and railcars throughout the world. The Company's F-P Electronics subsidiary is a producer of digital electromagnetic display components, supplying products to all of the major manufacturers of mass transit information display systems in North America and Europe, including the Company's Luminator operations. F-P Electronics products are also used in gasoline pump displays, variable message signs for highways, time and temperature displays, and scoreboards. The Company's Vapor business units in the U.S. and Canada supply complete bus door systems, as well as basic components, to the transit industry. Vapor also supplies the railroad industry with various electronic products. Mark IV's Luminator Aircraft Products unit supplies interior lighting and other passenger comfort systems for commercial aircraft, as well as aircraft panel, navigation, landing and emergency lighting for general aviation customers. In addition, Luminator makes a comprehensive line of night vision compatible interior and exterior lighting used in military applications.

  Mark IV's Automatic Signal/Eagle Signal and Interstate Highway Sign operations manufacture products sold primarily to state and local governments, as well as transportation agencies, in the U.S. and Canada. Automatic Signal/Eagle Signal products include traffic and pedestrian signals, signal control devices and complete traffic management systems. Interstate Highway Sign manufactures reflective directional, informational, regulatory and warning signs for the nation's highways and other roadways. Interstate's products include a newer line of signs, using exterior light, that provide better visibility and are easier to maintain.

  Mark IV's Intelligent Vehicle Highway Systems ("IVHS") products and their markets have been in development for a number of years. In March 1994, Mark IV's IVHS equipment was selected by a group representing eight toll authorities in New Jersey, New York, Pennsylvania and Delaware for use in the net E-ZPass SM electronic toll collection system. Mark IV's IVHS provides the tag and reader equipment for the E-ZPass system, which is designed to eliminate the need for motorists to exchange cash, tokens, or tickets at toll booths. Tolls will be paid electronically as vehicles pass through the booths, reducing congestion and pollution, increasing accuracy in toll collection, and improving driver convenience on toll roads, bridges and tunnels.

  The Company announced in October 1995 that it is exploring the possibility of selling the Transportation Products business unit. The sale of the unit, which is at a preliminary stage, is being pursued in connection with the Company's long-term strategy of focusing on the worldwide industrial and automotive aftermarket and OEM markets.

  PROFESSIONAL AUDIO. The Professional Audio business units accounted for approximately 9% of the Company's consolidated net sales in fiscal 1996. This group of companies, known in the marketplace as Mark IV Audio, provides a comprehensive range of high quality, high performance audio products to the professional audio market, including recording studio equipment, systems for live performance, and permanently installed engineered sound systems. Products include microphones, mixing consoles, signal processors, amplifiers and loudspeakers, and accessory items for use in a wide variety of applications.

  The Company views the Professional Audio business as consisting generally of four markets: fixed installation; concert sound and commercial audio; retail stores for professional musicians; and other professional audio applications. Mark IV Audio's largest market is fixed installations, which encompasses permanently installed engineered sound systems in cinemas, theaters, concert halls, stadiums, sports arenas, airports, hotels, convention centers, amusement parks, houses of worship and other facilities where music or speech is amplified. The concert sound and commercial audio market includes sound systems for touring concerts and live theater productions and radio and television broadcast and production and sound recording applications. The retail market for professional musicians consists of a large number of retail stores selling high quality amplifiers, loud speaker systems, microphones (wired and wireless), mixing consoles and signal processors to professional musicians. The fourth Professional Audio market encompasses a variety of applications, including microphones and earphones for field and aircraft communications, both military and civilian, and equipment for high speed duplication of audio tapes.

  The Company announced in January 1996 that it is exploring the possibility of selling its Professional Audio businesses. The proposed sale of these businesses, which is also at a preliminary stage, is being pursued in connection with the Company's long-term strategy of focusing on the worldwide industrial and automotive aftermarket and OEM markets.

                                   MANAGEMENT

  The following table sets forth certain information regarding the Directors and executive officers of the Company.

NAME                            AGE POSITIONS AND OFFICES WITH THE COMPANY
- ----                            --- --------------------------------------
Sal H. Alfiero................. 58  Chairman of the Board and Chief Executive
                                     Officer
William P. Montague............ 49  President and Director
Gerald S. Lippes............... 56  Secretary and Director
Bruce A. McNiel................ 47  Senior Vice President
Kurt J. Johansson.............. 54  Senior Vice President
Frederic L. Cook............... 49  Senior Vice President--Administration
John J. Byrne.................. 46  Vice President and Chief Financial Officer
Richard L. Grenolds............ 46  Vice President and Chief Accounting Officer
Douglas J. Fiegel.............. 48  Vice President, Financial Control and
                                     Reporting
Patricia A. Richert............ 45  Vice President and Chief Information Officer
Clement R. Arrison............. 66  Director
Joseph G. Donohoo.............. 77  Director
Herbert Roth, Jr............... 67  Director

  SAL H. ALFIERO has been Chairman of the Board and Chief Executive Officer of the Company since its incorporation. Mr. Alfiero serves as a Director of Phoenix Home Life Mutual Insurance Company and is also a Director of Marine Midland Bank. He holds a B.S. degree in Aeronautical Engineering from Rensselaer Polytechnic Institute and holds an M.B.A. degree from the Harvard Graduate School of Business Administration.

  WILLIAM P. MONTAGUE has been employed by the Company since April 1972 and was elected President and a Director effective March 1, 1996. He was previously a Vice President of the Company since May 1974 and was elected Executive Vice President and Chief Financial Officer in March 1986. He holds both a B.S. degree in accounting and an M.B.A. degree from Wilkes University and is a certified public accountant. He is a member of the Chase Manhattan Bank, N.A. Regional Advisory Board and a Director of Gilbraltar Steel Corporation and International Imaging Materials, Inc.

  GERALD S. LIPPES has been general counsel, Secretary and a Director of the Company since its incorporation. He has been engaged in the private practice of law since 1965 and is a partner of the firm of Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Mr. Lippes is also a Director of Gibraltar Steel Corporation.

  BRUCE A. McNIEL was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Products, Inc. subsidiary, headquartered in Miamisburg, Ohio. Mr. McNiel has worldwide responsibility for the Company's Industrial Division. Mr. McNiel has been employed by Dayco since 1977, and prior to his appointment as President of Dayco in March 1993, served in numerous executive positions, including Executive Vice President of Sales and Marketing, and Senior Vice President of Finance and Administration. He holds a B.S. degree in accounting from Wright State University and an M.B.A. degree from the University of Dayton.

  KURT J. JOHANSSON was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Europe AB subsidiary, headquartered in Solvesborg, Sweden, as well as Executive Vice President of Dayco. Mr. Johansson has worldwide responsibility for the Company's Automotive Division. Mr. Johansson has been with Dayco Europe since October 1990. Mr. Johansson studied at the School of Economics and Business Administration in Stockholm, Sweden, as well as the Technical University in Gothenburg, Sweden.

  FREDERIC L. COOK was elected Senior Vice President-Administration in March 1988, and prior thereto, had served as Vice President-Finance of the Company since May 1986. Prior to joining the Company, Mr. Cook was a tax partner with the accounting firm of Coopers & Lybrand L.L.P., where he was employed for 19 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

  JOHN J. BYRNE has been employed by the Company since September 1973 and was elected Vice President and Chief Financial Officer effective March 1, 1996. He has been a Vice President since March 1986 and was elected Vice President-Finance of the Company in March 1988. He holds a B.S. degree in accounting from Pennsylvania State University and an M.B.A. degree from Canisius College.

  RICHARD L. GRENOLDS was elected Vice President and Chief Accounting Officer in July 1989. Prior to joining the Company, Mr. Grenolds was a general practice partner with the accounting firm of Coopers & Lybrand L.L.P., where he was employed for 17 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

  DOUGLAS J. FIEGEL was elected Vice President, Financial Control and Reporting in 1990. Prior to that he was the Company's Controller since joining the Company in 1986. He holds a B.B.A. degree from Niagara University and is a certified public accountant.

  PATRICIA A. RICHERT has been employed by the Company since 1973, and has been Vice President and Chief Information Officer since 1990. In August 1994 she was also appointed Dayco's Vice President of Information Technology. She holds a B.S. degree in accounting from the University of Buffalo.

  CLEMENT R. ARRISON has been a Director of the Company since November 1976. He was President of the Company from 1976 until his retirement effective March 1, 1996. Mr. Arrison continues to serve as a consultant to the Company. He holds a B.S. degree in engineering from the University of Michigan and holds a professional engineering license.

  JOSEPH G. DONOHOO has been a Director of the Company since its incorporation. He is Chairman of the Board of the Gibson Group, Inc. ("Gibson"), a marketer of paper board, and Chairman of the Board of Clinch River Corporation ("Clinch River"), a manufacturer of semi-chemical corrugating material. Clinch River is a majority owned subsidiary of Gibson.

  HERBERT ROTH, JR. has been a Director of the Company since September 1985, having been Chairman of the Board and Chief Executive Officer of LFE Corporation prior to its acquisition by Mark IV in July 1985. Mr. Roth also serves as a Director of Boston Edison Company, Phoenix Home Life Mutual Insurance Company, Landauer, Inc., Tech/Ops Sevcon, Inc., and Phoenix Total Return Fund, Inc., and is a trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund and The Big Edge Series Fund.

                           PRINCIPAL SECURITYHOLDERS

  The following table sets forth information as of April 30, 1996 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each Director, the five most highly compensated executive officers, and all executive officers and Directors as a group. Unless otherwise indicated, the address of each person named below is 501 John James Audubon Parkway, P.O. Box 810, Amherst, New York 14226-0810.

                                                         NUMBER OF     PERCENT
   NAME                                                  SHARES(1)     OF CLASS
   ----                                                  ---------     --------
   Sal H. Alfiero....................................... 4,582,991(2)     7.3%
   FMR Corporation...................................... 6,836,474(3)    10.9%
   Tiger Management Corporation......................... 6,081,181(4)     9.7%
   Clement R. Arrison................................... 1,847,370(5)     2.9%
   Gerald S. Lippes..................................... 1,774,748(6)     2.8%
   William P. Montague..................................   849,814(7)     1.3%
   Joseph G. Donohoo....................................    26,229(8)       *
   Herbert Roth, Jr.....................................    26,003          *
   Frederic L. Cook.....................................    71,524(9)       *
   Bruce A. McNiel......................................    56,612(10)      *
   Kurt J. Johansson....................................    23,661(11)      *
   All Executive Officers and Directors as a Group (13
    persons)............................................ 9,442,311(12)   14.9%

- --------
 * Less than 1%

(1) Except as otherwise indicated in the following footnotes, each person listed in the table has both sole voting and sole investment power with respect to the number of shares of Common Stock set forth opposite his name. Messrs. Alfiero, Arrison, Lippes, Montague, and Cook, each of whom is an executive officer of the Company, have the right to direct the Trustee of the Company's defined benefit pension plan (the "Plan") with respect to the voting of and investment in the shares of the Company's Common Stock owned by such Plan. As of January 31, 1996, the Plan owned 1,588,785 shares of the Company's Common Stock (2.5% of the total outstanding). Such executive officers are not participants in the Plan and disclaim any beneficial ownership in the shares, and the shares have not been included in the amounts listed in this table.

(2) Includes 303,876 shares of Common Stock issued to Mr. Alfiero under the Mark IV Industries, Inc. 1992 Restricted Stock Plan (the "Restricted Plan"), as well as 42,722 shares of Common Stock issuable under currently exercisable options granted under the Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan (the "1992 Option Plan"). Also includes 15,154 shares of Common Stock allocated to Mr. Alfiero's self-directed accounts in the Company's retirement and 401(k) savings plan. Does not include 15,276 shares of Common Stock owned by the Alfiero Family Charitable Foundation of which Mr. Alfiero is one of four directors and for which he disclaims beneficial ownership.

(3) Based on information set forth in a statement on Schedule 13-G filed with the SEC by FMR Corporation ("FMR") on February 14, 1996, FMR held on behalf of itself and its subsidiaries, Fidelity Management and Research Company ("Fidelity"), and Fidelity Management Trust Company ("Fidelity Trust"), an aggregate of 6,836,474 shares (adjusted for 5% stock dividend issued April 26, 1996) of Common Stock. The power to vote or direct the voting of such shares resides with the respective Boards of Trustees of the investment funds established and managed by FMR and its subsidiaries. The stated business address of FMR, Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, MA 02109.

(4) Based on information set forth in a statement on Schedule 13-G filed with the SEC by Tiger Management Corporation ("Tiger") on April 9, 1996. Tiger, a corporation controlled by majority shareholder Julian H. Robertson, Jr., beneficially owns an aggregate of 6,081,181 shares (adjusted for 5% stock dividend issued April 26, 1996) of Common Stock. Excluded from these shares are 306,703 shares (adjusted for 5% stock dividend issued April 26, 1996) held on behalf of Panther Partners L.P., an investment corporation controlled by Mr. Robertson. The stated business address of Tiger is 101 Park Avenue, New York, NY 10178.

(5) Does not include 54,218 shares of Common Stock owned by the Arrison Family Charitable Foundation of which Mr. Arrison is one of four directors and for which he disclaims beneficial ownership.

(6) Includes 18,233 shares of Common Stock issued to Mr. Lippes under the Restricted Plan, as well as 31,336 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Does not include 48,755 shares of Common Stock owned by the Lippes Family Charitable Foundation of which Mr. Lippes is one of four directors and for which he disclaims beneficial ownership.

(7) Includes 21,127 shares of Common Stock issued to Mr. Montague under the Restricted Plan, as well as 35,470 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Also includes 6,030 shares of Common Stock allocated to Mr. Montague's self-directed accounts in the Company's retirement and 401(k) savings plan. Does not include 12,223 shares of Common Stock owned by the Montague Family Charitable Foundation of which Mr. Montague is one of four directors and for which he disclaims beneficial ownership.

(8) Includes 8,301 shares of Common Stock held by The Gibson Group, Inc. Pension Fund, of which Mr. Donohoo is a trustee and has voting power.

(9) Includes 2,894 shares of Common Stock issued to Mr. Cook under the Restricted Plan, as well as 7,244 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Also includes 1,550 shares of Common Stock allocated to Mr. Cook's self-directed accounts in the Company's retirement and 401(k) savings plan.

(10) Includes 2,894 shares of Common Stock issued to Mr. McNiel under the Restricted Plan, as well as 40,324 shares of Common Stock issuable under currently exercisable options granted pursuant to the Company's 1988 Incentive Stock Option Plan (the "1988 Plan") and the 1992 Option Plan. Also includes 2,780 shares of Common Stock allocated to Mr. McNiel's self-directed accounts in the Company's retirement and 401(k) savings plan.

(11) Includes 2,894 shares of Common Stock issued to Mr. Johansson under the Restricted Plan, as well as 20,768 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans.

(12) Includes 388,093 shares of Common Stock issued to the group under the Restricted Plan, as well as 244,499 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans. Includes 33,440 shares of Common Stock allocated to the officers' self-directed accounts in the Company's retirement and 401(k) savings plan.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued pursuant to an indenture (the "Indenture") dated as of March 11, 1996 between the Company and Fleet National Bank, as trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act") as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and the provisions of the Indenture (a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part), including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Exchange Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's Subsidiaries. See "-- Subordination".

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $250,000,000 and will mature on April 1, 2006. Interest on the Notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually on each April 1 and October 1 commencing on October 1, 1996, to holders of record of the Notes ("Holders") on the immediately preceding March 15 and September 15, whether or not a business day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 11, 1996, the date of initial issuance of the Private Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, premium and Liquidated Damages, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within or without the City and State of New York or, at the option of the Company, payment of interest, principal and Liquidated Damages, if any, may be made by check mailed to the Holders at their respective addresses set forth in the register of the Holders; provided that all payments with respect to Global Notes and Certificated Securities the holders of whom have given wire transfer instructions to the Company will be required to be made by wire transfer of same day funds to the accounts specified by the holders thereof. Unless otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

REDEMPTION

  The Notes are not redeemable by the Company, in whole or in part, prior to their stated maturity.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control (as defined below), each Holder will have the right to require the repurchase of all or any part of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of the Notes to be repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon through the date of purchase.

  Immediately following any Change of Control, the Company is required to mail a notice to the Trustee and to each Holder stating: (i) that the Change of Control Offer is being made pursuant to the Repurchase Upon Change of Control covenant of the Indenture and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date (the "Change of Control Payment Date"), which may not be earlier than 30 days or later than 60 days from the date the notice is mailed; (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment therefor, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest and Liquidated Damages, if any, on and after the Change of Control Payment Date; (v) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender those Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw Notes they have tendered on the terms and conditions set forth in such notice; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the portion of each Note purchased and each such new Note issued must be in a principal amount of $1,000 and integral multiples thereof.

  On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer and not withdrawn, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and not withdrawn, and (iii) deliver or cause to be delivered to the Trustee all Notes so tendered and not withdrawn together with an officer's certificate specifying the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered and not withdrawn payment in an amount equal to the purchase price for such Notes, and the Trustee will promptly authenticate and mail to such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes triggered by a Change of Control.

  A "Change of Control" will be deemed to have occurred at such time as either of the following events occurs:

    (i) there is consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation or (B) pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or the majority of the members of the board of directors of the surviving entity immediately after such consolidation or merger are Continuing Directors; or

    (ii) there is filed a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that any person (defined, solely for the purposes of the Change of Control provision, as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange

  Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the combined voting power of all the Company's then outstanding securities entitled to vote generally for the election of directors; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or associates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred under clause (ii) of the immediately preceding paragraph solely by virtue of the Company, any such Subsidiary thereof, any employee stock ownership plan or any other employee benefit plan of the Company or any such Subsidiary or any other person holding securities of the Company for or pursuant to the terms of any such employee benefit plan, filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of securities of the Company, whether in excess of 50% of the combined voting power of all the Company's then outstanding securities entitled to vote generally for the election of directors or otherwise.

  The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature result from negotiations between the Company and the Initial Purchaser.

  If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change of Control purchase price for all Notes tendered by the holders thereof. In addition, the Company's ability to make such payment may be limited by the terms of its then-existing borrowing and other agreements. Certain of the agreements relating to the Company's Senior Indebtedness, including the Credit Agreement, have similar change of control provisions that may have the effect of further limiting the Company's ability to pay the Change of Control purchase price for Notes tendered by the holders thereof. The failure of the Company to make such payment to holders of Notes, if continued for 45 days after receipt of written notice of Default from the Trustee or the holders of at least 25% of the aggregate principal amount of the Notes then outstanding, specifying such Default and requiring that it be remedied, would constitute an Event of Default under the terms of the Indenture. See "--Events of Default and Remedies."

SUBORDINATION

  The Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, and will be effectively subordinated to the indebtedness of the Company's Subsidiaries. At March 31, 1996, Senior Indebtedness of the Company and its subsidiaries was approximately $243,800,000 (of which approximately $53,800,000 was indebtedness of the Company's Subsidiaries) and subordinated indebtedness of the Company (including the Private Notes) was approximately $506,400,000. Subject to certain restrictions, the Indenture permits the Company to incur additional indebtedness, but, until such time as the Notes are rated Investment Grade, prohibits the incurrence by the Company of any indebtedness that is senior to the Notes and subordinate to Senior Indebtedness.

  Upon any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its properties, or any assignment for the benefit of creditors or marshalling of the assets and liabilities or the Company or any distribution to creditors or a liquidation or dissolution of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or, at the option of such holders, cash equivalents of all obligations with respect to Senior Indebtedness, before the Holders receive any payment of principal, premium or Liquidated Damages, if any, or interest on the Notes or receive any distributions to which the Holders would otherwise be entitled.

  Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived, rescinded or annulled) or otherwise, all principal thereof and interest thereon shall first be paid in full in cash, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of principal, premium or Liquidated Damages, if any, interest, fees or expenses on the Notes.

  The Company may not, directly or indirectly, pay principal, premium or Liquidated Damages, if any, or interest on the Notes and may not acquire any Notes for cash or property or make any other distribution with respect to the Notes if (i) a default in the payment of principal or interest on any Senior Indebtedness occurs and is continuing (a "Payment Default") unless and until such default has been cured or waived; or (ii) a default, other than a Payment Default, on any Senior Indebtedness occurs and is continuing that permits the holders (or the agent) of such Senior Indebtedness to accelerate its maturity (a "Non-Payment Default"), and such default is either the subject of judicial proceedings or the Trustee or the Paying Agent receives a notice of the default from a person who may give it pursuant to the terms of the Indenture at least two business days prior to the relevant payment date; provided, however, that only one such notice relating to the same event of default or any other default existing at the time of such notice under the Senior Indebtedness may be given during any 365-consecutive-day period.

  The Company shall resume payments on the Notes and may acquire them upon the earlier of when (a) the default is cured or waived, or (b) in the case of a default referred to in clause (ii) in the immediately preceding paragraph, the 179th day after receipt of the notice referred to therein if the default is not the subject of judicial proceedings.

  A Payment Default or Non-Payment Default with respect to the Senior Indebtedness does not suspend the rights of the Trustee or the Holders to take any action to accelerate the maturity of the Notes; provided, however, that all Senior Indebtedness then or thereafter due shall be paid first. In addition, any acceleration of the maturity of the Notes as a result of the failure by the Company to make any payment of principal, premium or Liquidated Damages, if any, or interest on the Notes as a result of the foregoing subordination provisions shall be automatically rescinded if (i) all defaults on Senior Indebtedness are permanently cured or waived and (ii) the payment or payments, the omission of which gave rise to the Event of Default, is or are made within 179 days after the Trustee received notice of the default or defaults on Senior Indebtedness and at the time of such recision no other Default or Event of Default shall have occurred and be continuing. See "Events of Default and Remedies."

  As a result of the subordination provisions described above, in the event of insolvency of the Company, funds that would otherwise be payable to Holders will be paid or turned over to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to make all payments due under the Notes. Additionally, in such event, Holders may recover less ratably than general creditors of the Company or the general creditors of the Company's Subsidiaries to whom the Notes are structurally subordinated.

CERTAIN COVENANTS

  Limitation on Restricted Payments. Until such time as the Notes are rated Investment Grade, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, the Company's or any of its Subsidiaries' Capital Stock or other Equity Interests, except to the extent any such dividend or distribution is actually received by the Company or a Subsidiary thereof; (ii) purchase, redeem or otherwise acquire or retire for consideration any Capital Stock or other Equity Interests of the Company or any of its Subsidiaries (other than Equity Interests of the Company's Wholly-owned Subsidiaries); or
(iii) voluntarily purchase, redeem or otherwise acquire or retire for consideration, prior to a scheduled mandatory sinking fund payment date or maturity date (including, but not limited to, by substantive or legal defeasance), any Indebtedness of the Company that is junior in right of payment to the Notes other than in connection with the refinancing of such Indebtedness to the extent permitted by the Indenture and certain intercompany Indebtedness (each such declaration, distribution, purchase, redemption, acquisition or retirement being referred to as a "Restricted Payment") if, at the time of such action, or after giving effect to such Restricted Payment, (a) an Event of Default or a Default shall have occurred and be continuing; (b) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after March 15, 1993, exceeds the sum of: (A) 50% of the cumulative Consolidated Net Income (including any gains or losses attributable to Asset Sales, net of related tax costs or tax benefits, as the case may be, during the applicable reference period, but excluding non-cash charges resulting from the adoption by the Company of SFAS 121 and/or other new accounting standards consistent with GAAP), for the period commencing on March 1, 1993 through the last day of the fiscal quarter immediately preceding such proposed Restricted Payment (or if Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net cash proceeds and the fair market value (as determined in good faith by the Board of Directors) of marketable securities and other property, if any, received by the Company (other than from a Subsidiary of the Company) from the issuance and sale of either Capital Stock (other than Redeemable Stock) or Indebtedness that is convertible into Capital Stock, to the extent such Indebtedness is converted into Capital Stock after March 15, 1993; (C) the fair market value (as determined in good faith by the Board of Directors) of any shares of Capital Stock (other than Redeemable Stock) of the Company issued after March 15, 1993, pursuant to a plan or other arrangement approved by the Compensation Committee of the Board of Directors, to or for the benefit of any employee of the Company or any of its Subsidiaries or to or by any employee stock ownership plan or similar trust for the benefit of any such employee, in each case to the extent such value is includable as compensation expense in the computation of Consolidated Net Income; and (D) $45,000,000; or (c) the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Limitation on Additional Indebtedness covenant described below.

  The foregoing will not prohibit, so long as no Default or Event of Default shall have occurred and be continuing, (i) the payment of any dividend within 60 days after the date of the declaration, if at the date of declaration thereof, such payment would comply with such provisions; (ii) the declaration or payment of any dividend on shares of Capital Stock payable solely in shares of Capital Stock of the Company (other than Redeemable Stock); or (iii) the declaration or payment of a regular quarterly dividend in respect of the Capital Stock of the Company at a rate not to exceed to $0.10 per share.

  Repurchase upon Change of Control. See "Change of Control" above.

  Limitation on Other Senior Subordinated Debt. The Indenture provides that until such time as the Notes are rated Investment Grade, the Company will not incur, create, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinated in right of payment to any Senior Indebtedness and contractually senior in right of payment to the Notes.

  Limitation on Additional Indebtedness. Until such time as the Notes are rated Investment Grade, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, an "incurrence") any Indebtedness, including, without limitation, Acquired Indebtedness, but excluding Permitted Indebtedness; provided, however, that the Company or any Subsidiary thereof shall be permitted to incur any Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing after giving effect to the incurrence of such Indebtedness and (ii) after giving pro forma effect thereto, the Consolidated

Cash Flow/Fixed Charge Coverage Ratio for the four full fiscal quarters ending immediately prior to the date of the incurrence of such additional Indebtedness is at least 2.0 to 1.0.

  Limitation on Indebtedness of Subsidiaries. In addition to the limitations described in the Limitation on Additional Indebtedness covenant, until such time as the Notes are rated Investment Grade, the Company will not permit its Subsidiaries to incur any Indebtedness (other than Acquired Indebtedness) that is subordinated to Senior Indebtedness in an amount in excess of $25,000,000 in the aggregate at any time outstanding, unless such Indebtedness is also contractually subordinated to the Notes.

  Limitation on Liens. Until such time as the Notes are rated Investment Grade, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of their respective assets, now owned or hereafter acquired, or any properties or any income therefrom securing any Indebtedness that is pari passu with or contractually subordinated in right of payment to the Notes other than
(i) Liens outstanding immediately prior to the date of the Indenture, including Liens securing or arising under or in connection with Existing Indebtedness,
(ii) Permitted Liens, (iii) any extension, renewal or replacement (or successive extensions, renewals or replacements) of Liens permitted by this covenant; provided that the terms and conditions of any such extension, renewal or replacement (or successive extension, renewal or replacement) are not less favorable to the holders of the Notes than those relating to the Liens so extended, renewed or replaced and no additional property or assets are encumbered as a result of such extension, renewal or replacement (or successive extension, renewal or replacement), (iv) the Lien granted to the Trustee pursuant to the Indenture, and (v) Liens securing Acquired Indebtedness; provided that such Liens attach solely to the assets of the acquired entity and do not extend to or cover any assets of the Company or its Subsidiaries.

  Payments for Consent. Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

  Provision of Reports and Other Information. The Indenture provides that at all times while any Note is outstanding, the Company will file with the Commission all such reports and other information as would be required by
Section 13 or 15(d) of the Exchange Act. Within 15 days after the same are filed with the Commission, the Company will file with the Trustee and supply to each holder of the Notes, without cost, copies of such reports or other information.

MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL OF THE ASSETS

  The Company will not consolidate with or into any Person or permit any Person to merge with or into it or directly or indirectly transfer (by lease, assignment, sale, conveyance or otherwise) all or substantially all of its properties and assets, in a single transaction or through a series of related transactions, to another Person or group of affiliated Persons or permit a Subsidiary of the Company to enter into any such transaction or transactions if such transaction or transactions would result in a direct or indirect transfer (by lease, assignment, sale, conveyance or otherwise) of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company, substantially as an entirety, are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and Indenture; (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) until such time as the Notes are rated Investment Grade, the surviving entity, after giving pro forma effect to such transaction, could incur $1.00 of additional Indebtedness pursuant to the Limitation on Additional Indebtedness covenant.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in payment of interest on the Notes; (ii) default in payment when due of principal of or premium or Liquidated Damages, if any, on the Notes, whether at maturity, or upon acceleration, redemption or otherwise; (iii) failure by the Company to comply in any respect with any of its other agreements in the Indenture or the Notes and such Default continues for 45 days after receipt of a written notice from the Trustee or holders of at least 25% of the aggregate principal amount of the Notes then outstanding, specifying such Default and requiring that it be remedied; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness is existing on the date of the Indenture or thereafter created (other than Indebtedness of the Company or any of its Subsidiaries to the Company or between such Subsidiaries), if as a result of such default the maturity of such Indebtedness has been accelerated prior to its express maturity, the Trustee has received notice of such acceleration from the Company or any holder of the Notes or has otherwise obtained actual knowledge thereof and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been accelerated, aggregates $25,000,000 or more; (v) final judgments for the payment of money which in the aggregate exceed $25,000,000 shall be rendered against the Company or any Subsidiary thereof and shall remain unstayed or undischarged for a period of 60 days and the Trustee shall receive notice thereof from the Company or any holder of the Notes or shall otherwise obtain actual knowledge thereof; and
(vi) certain events of bankruptcy or insolvency with respect to the Company.

  If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Event of Default within 90 days after it becomes known to the Trustee, unless such Event of Default has been cured or waived. Except in the case of an Event of Default in the payment of principal of, premium or Liquidated Damages, if any, or interest on any Note, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of Trust Officers in good faith determines that withholding the notice is in the interest of the holders of the Notes.

  If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% of the principal amount of the Notes then outstanding may, by written notice to the Company (and to the Trustee if such notice is given by such holders) (the "Acceleration Notice"), and the Trustee at the request of such holders shall, declare all unpaid principal of, premium and Liquidated Damages, if any, and accrued interest on such Notes to be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, then all unpaid principal of, premium and Liquidated Damages, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder. Subject to the subordination provisions described above, the holders of at least a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences, except an acceleration due to default in payment of principal or interest on the Notes upon conditions provided in the Indenture. Subject to certain restrictions set forth in the Indenture, the holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium or Liquidated Damages, if any, or interest on, such Notes or a Default under a provision which requires consent of all holders to amend. When a Default or Event of Default is waived, it is cured and ceases. A holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the holder gives to the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in principal amount of such Notes outstanding make a written request to the Trustee to pursue the remedy;
(iii) such holder or holders offer to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity or security; and (v) during such 30-day period the holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which is inconsistent with the request.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver a statement to the Trustee specifying such Default or Event of Default.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE EXCHANGE NOTES

  If the Company irrevocably deposits, or causes to be deposited with the Trustee or the Paying Agent, at any time prior to the stated maturity of the Notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in amounts (including interest, but without consideration of any reinvestment of such interest) and maturities sufficient to pay timely and discharge the entire principal of the then outstanding Notes and all interest then due in cash, the Indenture shall cease to be of further effect as to all outstanding Notes (except, among other things, as to (i) remaining rights of registration of transfer and substitution and exchange of the Notes, (ii) rights of holders to receive payment of principal of and interest on the Notes, and (iii) the rights, obligations and immunities of the Trustee).

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

  The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived (other than a continuing Default or Event of Default in the payment of principal or interest on any
Note) with the consent of the holders of a majority in principal amount of the then outstanding Notes.

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the percentage of principal amount of the Notes whose holders must consent to an amendment or waiver, (ii) change the fixed maturity of the principal of, premium or Liquidated Damages, if any, or any interest on, any Note or alter the redemption provisions with respect thereto, (iii) make any change in the subordination provisions of the Indenture that adversely affects the rights of any holders of the Notes or any change to any other section of the Indenture that adversely affects the rights of any holder of the Notes under the subordination provisions of the Indenture, (iv) waive a default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on, any Note, (v) make any change to the Repurchase Upon Change of Control covenant of the Indenture or (vi) make any change in the foregoing.

  Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Trustee under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth below, the Notes will be represented by one or more permanent global certificates in definitive, fully registered form (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). See "The Exchange Offer--Book-Entry Transfer."

  Notes that are issued as described below under "Certificated Securities" to a holder of Notes (a "Non-Global Purchases"), will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global

Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium and Liquidated Damages, if any, and interest). The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or
(ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person (i) assumed in connection with an acquisition of assets or properties from such Person or (ii) existing at the time such Person becomes a Subsidiary of any other Person (in each case other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Subsidiary).

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another Person if the controlling Person (a) possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through ownership of voting securities, by agreement or otherwise, or (b) owns, directly or indirectly, 10% or more of any class of the issued and outstanding equity securities of the controlled Person.

  "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its businesses (including by way of a sale-and-leaseback and including the sale or other transfer of any of the Capital Stock of any Subsidiary of such Person), in a single transaction or through a series of related transactions, for aggregate consideration received by such Person or a Subsidiary of such Person, net of the out-of-pocket costs relating thereto (including, without limitation, legal, accounting and investment banking fees and sales commissions), in excess of $50,000,000. For purposes of this definition, consideration shall include, without limitation, any indebtedness for borrowed money of such Person or such Subsidiary that is assumed by the transferee of any assets or any such indebtedness of any Subsidiary of the Company whose stock is purchased by the transferee.

  "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock (including common and preferred stock) or partnership interests.

  "Cash Equivalents" means (i) Marketable Equity Securities and (ii) Investment Grade Securities.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense and (iv) depreciation and amortization expenses, all as determined on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Cash Flow/Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of Consolidated Cash Flow to Consolidated Fixed Charges.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of (i) Consolidated Interest Expense and (ii) all cash preferred dividends.

  "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) any amortization of debt discount, (b) the net cost of Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, and (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period, before extraordinary items and the cumulative effect of a change in accounting principles (as each such term is defined under GAAP) of such Person and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP consistently applied, adjusted by excluding (i) any net gains or losses in respect of disposition of assets other than in the ordinary course of business;
(ii) any gains or losses from currency exchange transactions; (iii) any gains or losses realized upon the termination of any employee pension benefit plan;
(iv) any gains or losses realized upon the refinancing of any of such Person's Indebtedness; (v) any settlements or judgments with respect to any litigation not in the ordinary course of business; (vi) any gains or losses arising from the destruction of property due to fire or other casualty; (vii) any gains or losses arising from the revaluation of property or assets; (viii) the net income (or loss) accounted for by the equity method of accounting, except for dividends or other distributions actually received by such Person or its Subsidiaries (provided that for purposes of any calculation of the Consolidated Cash Flow/Fixed Charge Coverage Ratio, Consolidated Net Income for such Person and its Subsidiaries shall exclude the net income (or loss) otherwise included pursuant to clause (viii) hereof); and (ix) the net income of any Subsidiary of such Person to the extent that such net income has any restrictions or encumbrances on making distributions to such Person.

  "Consolidated Net Worth" means, at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of any Person and its Subsidiaries on a consolidated basis, excluding amounts attributable to Redeemable Stock and excluding charges to net worth due to the prepayment of the Credit Agreement, each item to be determined in accordance with GAAP consistently applied.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Agreement" means the $650,000,000 Credit and Guarantee Agreement, dated as of November 2, 1994, as amended from time to time, by and among the Company, certain Subsidiaries of the Company, as Guarantors, Bank of America National Trust and Savings Association, as administrative agent and bid agent, and the banks and other financial institutions that are signatories thereto, and any refinancings or replacements thereof providing for Indebtedness of up to $700,000,000, less, in the case of any such refinancings or replacements, the amount of all permanent reductions thereunder; provided, however, under no circumstances will such permanent reductions reduce the amount of Indebtedness permitted under clause (ii) of the definition of "Permitted Indebtedness" below $500,000,000.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Domestic Credit Facilities" means any U.S.-dollar denominated credit facilities providing for extensions of credit to the Company or any domestic Subsidiary thereof in an aggregate amount not exceeding the credit line originally available under the Credit Agreement, less the amount of all permanent commitment reductions under the Credit Agreement.

  "8 3/4% Notes" means the Company's 8 3/4% Senior Subordinated Notes due April 1, 2003.

  "8 3/4% Note Indenture" means the Indenture, dated as of March 15, 1993, between the Company and Citibank, N.A., as trustee, pursuant to which the 8 3/4% Notes were issued.

  "Equity Interest" means Capital Stock, warrants, options or other rights, to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of this Indenture.

  "Foreign Credit Facilities" means any foreign-currency denominated credit facilities providing for extensions of credit to the Company or any Subsidiary thereof or U.S.-dollar denominated extensions of credit to any foreign Subsidiary of the Company, in amounts not exceeding, in the aggregate, the credit lines of such facilities existing on the date of this Indenture but in no event greater than $100,000,000.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, from time to time.

  "Indebtedness" of any person means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Lease Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock, indebtedness secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet), and net liabilities in respect of Interest Rate Protection Obligations. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any person at any date shall be, without duplication, (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

  "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment Grade" means a rating by S&P of BBB- or higher or by Moody's of Baa3 or the equivalent thereof by S&P or Moody's.

  "Investment Grade Securities" means (i) any evidence of indebtedness, maturing not more than 180 days after the date of acquisition, issued or fully guaranteed or insured by the United States of America, or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) any certificate of deposit, overnight bank deposit or bankers acceptance, maturing not more than 180 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution which has capital and surplus in excess of $500,000,000 rated, at the time as of which any investment therein is made, A-1 or better by S&P or P-1 or better by Moody's or the equivalent of such rating by a successor rating agency, (iii) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America or any State thereof or the District of Columbia which is rated, at the time as of which any Investment therein is made, P-1 or better by Moody's or A-1 or better by S&P or the equivalent of such rating by a successor rating agency, (iv) money market funds issued or offered by any domestic commercial bank which has capital and surplus in excess of $500,000,000 and (v) any other debt instrument rated, at the time as of which any investment therein is made, BBB- or better by S&P or Baa-3 or better by Moody's or the equivalent of such rating by a successor rating agency.

  "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and any filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Permitted Indebtedness" means (i) prior to any refinancing or replacement of the Credit Agreement as in effect on March 5, 1996, (a) Indebtedness under the Domestic Credit Facilities or any refinancing or replacement thereof and (b) Indebtedness under the Foreign Credit Facilities or any refinancing or replacement thereof; (ii) subsequent to any refinancings or replacements of the Credit Agreement as in effect on March 5, 1996, Indebtedness under such refinancings or replacements; (iii) Existing Indebtedness; (iv) Indebtedness represented by the Notes; (v) Interest Rate Protection Obligations covering Indebtedness (which Indebtedness (A) bears interest at fluctuating interest rates and (B) is otherwise permitted to be incurred under the Limitation on Additional Indebtedness covenant) to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate; (vi) Indebtedness of any Subsidiary of the Company to the Company or any other Subsidiary of the Company and Indebtedness of the Company to any Subsidiary of the Company of which, at the time such Indebtedness is created or incurred, the Company owns or controls, directly or indirectly, at least 66 2/3% of the combined voting power of all of such Subsidiary's then outstanding Capital Stock; (vii) Indebtedness arising from guarantees of Indebtedness incurred in the ordinary course of business to suppliers, licensees, franchisees or customers; (viii) Indebtedness arising from performance bonds provided by the Company in the ordinary course of business;
(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five days of incurrence; (x) Indebtedness represented by letters of credit issued in the ordinary course of business, and not issued pursuant to the Domestic Credit Facilities or the Foreign Credit Facilities, or any refinancings thereof, or subsequent to any refinancing or replacement of the Credit Agreement as in effect on March 5, 1996, pursuant to such refinancings or replacements, in an aggregate principal amount not to exceed $50,000,000 at any time; (xi) other Indebtedness in an amount not to exceed $65,000,000 at any time; and (xii) Indebtedness, the proceeds of which are used to redeem, refund, replace, reduce, extend, discharge or otherwise retire for value or refinance any Indebtedness of the Company or a Subsidiary thereof (such new Indebtedness being "Refinancing Indebtedness") not to exceed the amount (or, if such Refinancing Indebtedness is issued at a price less than the principal amount thereof, with an original issue price) so refinanced (plus accrued interest, premium, if any, and reasonable fees and expenses related thereto); provided, however, that (a) such Refinancing Indebtedness shall rank in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced, (b) such Refinancing Indebtedness shall have an Average Life and stated maturity equal to, or greater than, the Average Life and stated maturity of the Indebtedness to be refinanced and (c) the proceeds of such Refinancing Indebtedness, if incurred by a Subsidiary of the Company, shall not be used to refinance (x) Indebtedness of the Company or (y) Indebtedness of another Subsidiary of the Company that is subordinated to Senior Indebtedness.

  "Permitted Liens" means, with respect to any Person, (i) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States Government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent, (ii) Liens (as defined) imposed by law, such as carriers', warehousemen's and mechanics' liens, and bankers' liens, (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserves, as may be required by GAAP, shall have been made therefor, (iv) Liens upon specific items of inventory or other goods and proceeds of any Person securing the Person's obligations in respect of banker's acceptances issued or created for the account of such Person to facilitate the shipping or storage of such inventory or other goods, (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (vi) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Company, and each of its Subsidiaries, (vii) Liens arising from filing UCC financing statements regarding leases (other than capital leases), (viii) Liens arising in connection with or out of any commercial letters of credit, (ix) such other nonconsensual Liens as may arise in the ordinary course of business of the Company or any of its Subsidiaries and as do not materially impair the use of the property subject thereto in the course of such business, (x) Liens in favor of issuers of surety bonds (other than to satisfy or stay any judgment or judgments in excess of $1,000,000 individually or $3,000,000 in the aggregate) issued pursuant to the request of and for the account of such Person in the course of its business, (xi) Liens in connection with any legal proceedings (including legal proceedings instituted by the Company or any of its Subsidiaries) which are being contested in good faith and by appropriate proceedings, including appeals of judgments as to which a stay of execution shall have been issued, provided that adequate reserves have been established with respect thereto in accordance with GAAP and no property of the Company or any of its Subsidiaries is in imminent danger of being lost or forfeited as a result thereof, and (xii) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties.

  "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

  "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the stated maturity of the Notes), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the stated maturity of the Notes.

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed, unless, in the case of any particular Indebtedness, the instrument under which such Indebtedness is created, incurred, assumed or guaranteed expressly provides that such Indebtedness shall not be senior or superior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of the Company from time to time owed to the lenders under the Credit Agreement, including, without limitation, principal of and interest on, and all fees and expenses payable under the Credit Agreement. Notwithstanding anything to the contrary contained in this Indenture or the Notes, "Senior Indebtedness" shall not include any Indebtedness represented by the 8 3/4% Notes.

  "SFAS 121" means Statement No. 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of--issued in March 1995 by the Financial Accounting Standards Board.

  "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

  "Wholly-owned Subsidiary" of any Person means any Subsidiary of such Person to the extent the entire voting share capital of such Subsidiary is owned by such Person (either directly or indirectly through Wholly-owned Subsidiaries).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Private Notes for Exchange Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

  EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

  The exchange of Private Notes for Exchange Notes should not be an exchange or otherwise a taxable event to a holder for federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the Exchange Notes as it had in the Private Notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act.

  The Company will not receive any proceeds from any sale of the Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold for time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of such resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the one-year period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when the broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

  The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Exchange Notes will be passed upon for the Company by Stroock & Stroock & Lavan, New York, New York, special counsel to the Company.

                                    EXPERTS

  The consolidated balance sheets of Mark IV Industries, Inc. and its subsidiaries as of February 29, 1996 and February 28, 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended February 29, 1996, included in this Prospectus or incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 1996 have been examined by Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      PAGE NO.
                                                                      --------
Audited Consolidated Financial Statements of Mark IV as of February
 29, 1996:
  Report of Independent Accountants..................................   F-2
  Consolidated Balance Sheets........................................   F-3
  Consolidated Statements of Income..................................   F-4
  Consolidated Statements of Stockholders' Equity....................   F-5
  Consolidated Statements of Cash Flows..............................   F-6
  Notes to Consolidated Financial Statements.........................   F-7

                    REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

 of Mark IV Industries, Inc.

  We have audited the accompanying consolidated balance sheets of Mark IV Industries, Inc. and Subsidiaries as of February 29, 1996 and February 28, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mark IV Industries, Inc. and Subsidiaries as of February 29, 1996 and February 28, 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 29, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 11 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions.

                                          Coopers & Lybrand L.L.P.

Rochester, New York

March 29, 1996

                         MARK IV INDUSTRIES, INC.

                        CONSOLIDATED BALANCE SHEETS

                    LAST DAY OF FEBRUARY 1996 AND 1995

                          (DOLLARS IN THOUSANDS)

                                                           1996        1995
                                                        ----------  ----------
                        ASSETS
Current Assets:
  Cash................................................. $      900  $      800
  Accounts receivable..................................    399,600     383,700
  Inventories..........................................    405,000     361,900
  Other current assets.................................     68,300      58,600
                                                        ----------  ----------
    Total current assets...............................    873,800     805,000
Pension and other non-current assets...................    216,500     197,100
Property, plant and equipment, net.....................    553,700     487,900
Cost in excess of net assets acquired..................    369,100     356,400
                                                        ----------  ----------
    TOTAL ASSETS....................................... $2,013,100  $1,846,400
                                                        ==========  ==========
          LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable and current maturities of debt......... $   95,100  $   67,300
  Accounts payable.....................................    191,300     174,000
  Compensation related liabilities.....................     71,300      70,400
  Accrued interest.....................................     12,700      13,800
  Other current liabilities ...........................     98,500      99,800
                                                        ----------  ----------
    Total current liabilities..........................    468,900     425,300
                                                        ----------  ----------
Long-Term Debt:
  Senior debt..........................................    136,100     352,700
  Subordinated debt....................................    506,400     258,000
                                                        ----------  ----------
    Total long-term debt...............................    642,500     610,700
                                                        ----------  ----------
Other non-current liabilities..........................    176,200     174,900
                                                        ----------  ----------
Stockholders' Equity:
  Common stock--$.01 par value; Authorized 100,000,000
   shares; Issued 63,000,000 shares in 1996 and
   62,900,000 shares in 1995...........................        600         600
  Additional paid-in capital...........................    617,600     550,200
  Retained earnings....................................    109,700      90,800
  Foreign currency translation adjustment .............     (2,400)     (6,100)
                                                        ----------  ----------
    Total stockholders' equity.........................    725,500     635,500
                                                        ----------  ----------
    TOTAL LIABILITIES & STOCKHOLDERS' EQUITY........... $2,013,100  $1,846,400
                                                        ==========  ==========

The accompanying notes are an integral part of these financial statements.

                         MARK IV INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF INCOME

         YEARS ENDED THE LAST DAY OF FEBRUARY 1996, 1995 AND 1994

               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 1996       1995        1994
                                              ---------- ----------  ----------
Net sales ..................................  $2,088,500 $1,603,300  $1,244,200
                                              ---------- ----------  ----------
Operating costs:
  Cost of products sold.....................   1,413,500  1,060,000     803,500
  Selling and administration................     347,200    292,700     236,300
  Research and development..................      48,400     34,800      30,900
  Depreciation and amortization.............      66,800     51,500      41,700
                                              ---------- ----------  ----------
      Total operating costs ................   1,875,900  1,439,000   1,112,400
                                              ---------- ----------  ----------
  Operating income..........................     212,600    164,300     131,800
Interest expense............................      61,200     53,900      50,100
                                              ---------- ----------  ----------
  Income before provision for taxes.........     151,400    110,400      81,700
Provision for taxes.........................      59,000     42,500      30,600
                                              ---------- ----------  ----------
  Income before extraordinary items and
   accounting change........................      92,400     67,900      51,100
Extraordinary loss from early extinguishment
 of debt, net of tax benefit of $700 and
 $12,300....................................          --     (1,100)    (21,700)
Cumulative effect of a change in accounting
 principle..................................          --         --     (26,000)
                                              ---------- ----------  ----------
      NET INCOME............................  $   92,400 $   66,800  $    3,400
                                              ========== ==========  ==========
Net income per share of common stock:
  Primary:
    Income before extraordinary items.......  $     1.46 $     1.33  $     1.09
    Extraordinary loss......................          --       (.02)       (.46)
    Cumulative effect of accounting change..          --         --        (.56)
                                              ---------- ----------  ----------
      NET INCOME............................  $     1.46 $     1.31  $      .07
                                              ========== ==========  ==========
  Fully-diluted:
    Income before extraordinary items.......  $     1.46 $     1.23  $      .99
    Extraordinary loss......................          --       (.02)       (.39)
    Cumulative effect of accounting change..          --         --        (.46)
                                              ---------- ----------  ----------
      NET INCOME............................  $     1.46 $     1.21  $      .14
                                              ========== ==========  ==========
Weighted average shares outstanding:
  Primary ..................................      63,000     51,000      46,800
                                              ========== ==========  ==========
  Fully-diluted.............................      63,400     57,800      55,900
                                              ========== ==========  ==========

The accompanying notes are an integral part of these financial statements.

                         MARK IV INDUSTRIES, INC.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

         YEARS ENDED THE LAST DAY OF FEBRUARY 1996, 1995, AND 1994

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      FOREIGN
                                               ADDITIONAL            CURRENCY
                                        COMMON  PAID-IN   RETAINED  TRANSLATION
                                        STOCK   CAPITAL   EARNINGS  ADJUSTMENT
                                        ------ ---------- --------  -----------
Balance at February 28, 1993...........  $400   $219,300  $128,300    $(2,400)
  Net income for fiscal 1994...........                      3,400
  Cash dividends of $.088 per share....                     (4,200)
  Stock dividend of 5%.................           38,900   (38,900)
  Conversion of 6 1/4% Debentures......              100
  Restricted stock grants, net.........              800
  Stock options activity, including
   related tax benefits................            2,400
  Translation adjustment...............                                (2,700)
                                         ----   --------  --------    -------
Balance at February 28, 1994...........   400    261,500    88,600     (5,100)
  Net income for fiscal 1995...........                     66,800
  Cash dividends of $.102 per share....                     (5,600)
  Stock dividend of 5%.................           59,000   (59,000)
  Sale of Common Stock at $17.23 per
   share, net of expenses..............   100    114,400
  Conversion of 6 1/4% Debentures, net
   of expenses.........................   100    111,100
  Restricted stock grants, net.........            1,600
  Stock options activity, including
   related tax benefits................            2,600
  Translation adjustment...............                                (1,000)
                                         ----   --------  --------    -------
Balance at February 28, 1995...........   600    550,200    90,800     (6,100)
  Net income for fiscal 1996...........                     92,400
  Cash dividends of $.119 per share....                     (7,500)
  Stock dividend of 5%.................           66,000   (66,000)
  Restricted stock amortization........            1,300
  Stock options activity, including
   related tax benefits................              100
  Translation adjustment...............                                 3,700
                                         ----   --------  --------    -------
Balance at February 29, 1996...........  $600   $617,600  $109,700    $(2,400)
                                         ====   ========  ========    =======

The accompanying notes are an integral part of these financial statements.

                         MARK IV INDUSTRIES, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

         YEARS ENDED THE LAST DAY OF FEBRUARY 1996, 1995 AND 1994

                          (DOLLARS IN THOUSANDS)

                                                    1996      1995      1994
                                                  --------  --------  --------
Cash flows from operating activities:
 Income before extraordinary items............... $ 92,400  $ 67,900  $ 51,100
 Items not affecting cash:
  Depreciation and amortization..................   66,800    51,500    41,700
  Deferred income taxes..........................   28,700    18,200    10,800
  Pension income, net of other items.............   (4,900)  (11,100)  (12,400)
                                                  --------  --------  --------
    Net cash provided by earnings................  183,000   126,500    91,200
  Changes in assets and liabilities, net of
   effects of acquired businesses:
   Accounts receivable...........................   (1,700)  (20,900)  (27,200)
   Inventories...................................  (38,400)  (23,100)   (7,700)
   Other assets..................................  (25,500)   (3,000)   (5,700)
   Accounts payable..............................    8,500    33,700    (2,600)
   Other liabilities.............................  (36,200)  (16,100)   (7,300)
                                                  --------  --------  --------
    Net cash provided by operations..............   89,700    97,100    40,700
 Extraordinary items, before deferred charges ...       --        --   (30,100)
                                                  --------  --------  --------
    Net cash provided by operating activities....   89,700    97,100    10,600
                                                  --------  --------  --------
Cash flows from investing activities:
 Acquisitions....................................  (28,200) (300,900)  (65,000)
 Divestitures and asset sales....................    1,600    12,100    35,000
 Purchase of plant and equipment, net............  (92,100)  (49,600)  (38,000)
                                                  --------  --------  --------
    Net cash used in investing activities........ (118,700) (338,400)  (68,000)
                                                  --------  --------  --------
Cash flows from financing activities:
 Credit agreement borrowings, net................ (242,700)  111,200    18,400
 Purchases of subordinated debt..................       --        --  (190,200)
 Issuance of subordinated debt...................  248,400        --   258,000
 Other changes in long-term debt, net............    3,400       900   (18,900)
 Changes in short-term bank borrowings...........   27,500    19,500    (8,300)
 Common stock transactions.......................      100   114,800       800
 Cash dividends paid.............................   (7,500)   (5,100)   (4,100)
                                                  --------  --------  --------
    Net cash provided by financing activities ...   29,200   241,300    55,700
                                                  --------  --------  --------
Effect of exchange rate fluctuations.............     (100)      300      (500)
                                                  --------  --------  --------
    Net increase (decrease) in cash..............      100       300    (2,200)
Cash and cash equivalents:
 Beginning of the year...........................      800       500     2,700
                                                  --------  --------  --------
 End of the year................................. $    900  $    800  $    500
                                                  ========  ========  ========

The accompanying notes are an integral part of these financial statements.

                         MARK IV INDUSTRIES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

 The Company

  The Company is a diversified manufacturer of proprietary and other products, with operations primarily in industrial and automotive power and fluid transfer businesses.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany transactions have been eliminated. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of such financial statements, and the reported amounts of revenues and expenses during the reporting periods. It should be recognized that the actual results could differ from those estimates.

 Inventories

  Inventories are stated at the lower of cost or market, with cost determined primarily on the last-in, first-out (LIFO) method.

 Property, Plant and Equipment

  The Company provides for depreciation of plant and equipment primarily on the straight-line method over its useful life. The cost of property, plant and equipment retired or otherwise disposed of, and the accumulated depreciation thereon, are eliminated from the asset and related accumulated depreciation accounts, and any resulting gain or loss is reflected in income.

 Cost in Excess of Net Assets Acquired

  Cost in excess of net assets acquired ("goodwill") is amortized on the straight-line method over 40 years. The Company continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows of the related business unit.

 Foreign Currency

  The assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and resulting gains and losses are accumulated in a separate component of stockholders' equity. Foreign currency transactions are included in income as realized. The Company enters into foreign currency forward contracts as a hedge for certain existing or anticipated business transactions denominated in foreign currencies. Gains or losses on contracts related to existing business transactions are deferred and recognized as the related transaction is completed, while those related to anticipated transactions are recognized as of the balance sheet date. The Company does not hold or issue derivatives for trading purposes and is not a party to leveraged derivatives transactions.

 Net Income Per Share of Common Stock

  Primary net income per share is calculated on the basis of the weighted average number of shares outstanding, adjusted for subsequent stock distributions. Common stock equivalents which would arise from the exercise of stock options, using the treasury stock method, were not significant and have not been included in the calculation.

                         MARK IV INDUSTRIES, INC.

  Fully-diluted net income per share, in addition to the weighted average determined above, includes common stock equivalents which would arise from the exercise of stock options using the treasury stock method, and assumes the conversion of the Company's 6-1/4% Debentures for the periods outstanding.

 Consolidated Statements of Cash Flows

  For purposes of cash flows, the Company considers overnight investments as cash equivalents. The Company paid interest of approximately $64,000,000; $56,000,000; and $52,900,000 in fiscal 1996, 1995 and 1994, respectively. The
Company paid income taxes of approximately $26,600,000; $21,900,000 and $13,700,000 in fiscal 1996, 1995 and 1994, respectively.

 New Accounting Pronouncement

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles and goodwill related to those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is effective for the Company's fiscal year ending February 28, 1997, and management is in the process of assessing its impact on its financial statements. While it is anticipated that SFAS No. 121 will require a non-cash charge to reduce the carrying value of certain of the Company's fixed assets and goodwill values, the Company has not completed its estimate at the present time.

2.ACQUISITIONS AND DIVESTITURES

  In November 1994, the Company acquired substantially all of the stock of Purolator Products Company ("Purolator") for a total cash purchase price, including expenses, of approximately $286,300,000. Funding for the acquisition was provided by borrowings under the Company's credit agreement. Purolator is a manufacturer of a broad range of filtration products used principally in the automotive aftermarket, and specialized industrial applications.

  The acquisition has been accounted for under the purchase method, and Purolator's results of operations have been consolidated with the Company's results of operations as of the acquisition date. During fiscal 1996, the Company made a final determination and allocation of the purchase price as of the acquisition date, consisting of the following (dollars in thousands):

   Accounts receivable................................................ $ 83,300
   Inventories........................................................   71,000
   Other current assets...............................................   10,000
   Accounts payable and other current liabilities..................... (104,200)
                                                                       --------
     Net working capital acquired.....................................   60,100
   Fixed assets.......................................................   99,900
   Cost in excess of net assets acquired..............................  158,200
   Long-term bank indebtedness........................................  (38,600)
   Other non-current items, net.......................................    6,700
                                                                       --------
     Total purchase price, including expenses......................... $286,300
                                                                       ========

  The final changes to the preliminary purchase price determination and allocation did not have a significant effect on the Company's results of operations as previously reported.

                         MARK IV INDUSTRIES, INC.

  During fiscal 1994, the Company decided to sell certain of its non-core business units, and accounted for them as discontinued operations. The sale of certain of these operations generated proceeds of $12,100,000 and $35,000,000 in fiscal 1995 and 1994, respectively. At February 28, 1995, the Company's net assets of its remaining discontinued operations amounted to approximately $19,500,000. The Company did not sell such operations in fiscal 1996, and determined it appropriate to reclassify them as continuing.

3.ACCOUNTS RECEIVABLE

  Accounts receivable are reflected net of allowances for doubtful accounts of $16,700,000 and $18,600,000 at February 29, 1996 and February 28, 1995,
respectively.

4.INVENTORIES

  Inventories consist of the following at February 29, 1996 and February 28, 1995 (dollars in thousands):

                                                                 1996     1995
                                                               -------- --------
   Raw materials.............................................. $112,900 $103,500
   Work-in-process............................................   57,500   60,200
   Finished goods.............................................  234,600  198,200
                                                               -------- --------
     Total.................................................... $405,000 $361,900
                                                               ======== ========

  As a result of the fair value determination of inventories required by the purchase method of accounting for acquired companies as of their acquisition date, LIFO costs exceed FIFO costs by approximately $40,000,000 and $39,300,000 at February 29, 1996 and February 28, 1995, respectively.

5.PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost and consist of the following at February 29, 1996 and February 28, 1995 (dollars in thousands):

                                                                1996     1995
                                                              -------- --------
   Land and land improvements................................ $ 43,400 $ 41,500
   Buildings.................................................  155,300  145,300
   Machinery and equipment...................................  547,700  451,600
                                                              -------- --------
   Total property, plant and equipment.......................  746,400  638,400
   Less accumulated depreciation.............................  192,700  150,500
                                                              -------- --------
   Property, plant and equipment, net........................ $553,700 $487,900
                                                              ======== ========

  Depreciation expense was approximately $53,300,000; $40,900,000; and $33,200,000 in fiscal 1996, 1995 and 1994, respectively.

6.COST IN EXCESS OF NET ASSETS ACQUIRED

  Cost in excess of net assets acquired is presented net of accumulated amortization of approximately $39,300,000 and $29,700,000 at February 29, 1996 and February 28, 1995, respectively. Amortization expense was approximately $9,600,000, $7,000,000 and $5,700,000 in fiscal 1996, 1995 and 1994, respectively.

                         MARK IV INDUSTRIES, INC.

7.LONG-TERM DEBT

  Long-term debt consists of the following at February 29, 1996 and February 28, 1995 (dollars in thousands):

                                                           1996        1995
                                                        ----------  ----------
Senior debt:
  Credit agreement..................................... $   97,300  $       --
  Prior credit agreements..............................         --     338,300
  Other items..........................................     46,700      23,000
                                                        ----------  ----------
    Total senior debt..................................    144,000     361,300
  Less current maturities..............................     (7,900)     (8,600)
                                                        ----------  ----------
    Net senior debt ...................................    136,100     352,700
                                                        ----------  ----------
Subordinated debt:
  7 3/4% Senior Subordinated Notes.....................    248,400          --
  8 3/4% Senior Subordinated Notes.....................    258,000     258,000
                                                        ----------  ----------
    Total subordinated debt............................    506,400     258,000
                                                        ----------  ----------
  Total long-term debt.................................    642,500     610,700
  Stockholders' equity.................................    725,500     635,500
                                                        ----------  ----------
    Total capitalization............................... $1,368,000  $1,246,200
                                                        ==========  ==========
    Long-term debt as a percentage of total
     capitalization....................................       47.0%       49.0%
                                                        ==========  ==========

  On March 8, 1996, the Company entered into an Amended and Restated Credit and Guarantee Agreement (the "Credit Agreement") with various financial institutions. The Credit Agreement provides for a five year non-amortizing revolving credit facility with borrowing availability of $400,000,000 under a domestic facility (the "Domestic Credit Facility") and $100,000,000 under a multi-currency facility (the "Multi-Currency Credit Facility"). The Multi-Currency Credit Facility permits borrowings to be made in dollars as well as specified foreign currencies. The proceeds of the initial borrowings under the Credit Agreement were used to repay all amounts outstanding under the Company's previously existing credit agreements. Borrowings outstanding under the previous credit agreements as of February 29, 1996 are assumed to have been replaced as of the balance sheet date with borrowings under the Credit Agreement, as well as the proceeds from the sale of the 7 3/4% Notes, as discussed below.

  Borrowings under the Domestic Credit Facility bear interest at an annual rate equal to, at the Company's option, either (i) the greater of (a) the reference rate of the agent acting on behalf of the various banks or (b) the Federal Funds Rate plus 0.50% or (ii) LIBOR plus a margin (the "Applicable Margin") ranging from 0.225% to 0.35% depending upon the Company's consolidated leverage ratio, as determined on a quarterly basis. Borrowings under the Multi-Currency Credit Facility bear interest at the LIBOR rate for the currency of each loan plus the Applicable Margin. The Company is also required to pay a commitment fee at an annual rate ranging from 0.125% to 0.20% of the total borrowing availability under the Credit Agreement (the "Facility Fee Rate"), determined on the basis of the same consolidated leverage ratio. Based upon the Company's consolidated leverage ratio as of February 29, 1996, the Applicable Margin and Facility Fee Rate are 0.225% and 0.15% respectively. The Credit Agreement contains customary covenants, including those requiring the maintenance of specified consolidated interest coverage and leverage ratios and amounts of consolidated net worth. Borrowings under the Credit Agreement are guaranteed by the Company's significant domestic subsidiaries and are collateralized by a pledge of the capital stock of each of such subsidiaries.

  On March 11, 1996, the Company completed the private placement of $250,000,000 principal amount of its 7 3/4% Senior Subordinated Notes due 2006 (the "7 3/4% Notes") at a purchase price of 99.36% of their face amount. The net proceeds from the sale of the 7 3/4% Notes were used to reduce outstanding indebtedness under

                         MARK IV INDUSTRIES, INC.

the Credit Agreement. The 7 3/4% Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness, and rank the same in right of payment as the Company's 8 3/4% Notes. The related Indenture limits the payment of dividends and the repurchase of the Company's Common Stock, and includes certain other restrictions and limitations customary with subordinated indebtedness of this type. The Company has agreed to make an offer to exchange the 7 3/4% Notes (the "Exchange Offer") for a new issue of debt securities registered under the Securities Act of 1933 (as amended), with substantially identical terms. The Company is in the process of registering the Exchange Offer.

  In fiscal 1994, the Company completed a public offering of $258,000,000 principal amount of its 8 3/4% Senior Subordinated Notes due April 2003 (the "8 3/4% Notes"). The 8 3/4% Notes are not redeemable until April 1998, when they are redeemable at 104.375% of principal amount, and thereafter at an annually declining premium over par until April 2001 when they are redeemable at par. In fiscal 1994, the Company also recognized an extraordinary loss, net of tax, of approximately $21,700,000 as a result of the extinguishment of $190,000,000 of its 13 3/8% Subordinated Debentures.

  At February 29, 1996, the Company had interest rate swap agreements in an aggregate notional amount of approximately $133,000,000. Such agreements effectively convert the variable rates of interest payable by the Company on such amount of its indebtedness to fixed annual rates of interest. As a result of such agreements, the Company is currently paying an effective fixed annual rate of interest of approximately 5.70% on $100,000,000 of indebtedness, and 12% on $33,000,000 of indebtedness denominated in Italian Lira. The agreements are scheduled to expire at various dates through 2000.

  Based on market quotes and interest rates currently available to the Company for debt with similar terms and remaining maturities, the aggregate fair value of total long-term debt at February 29, 1996 and February 28, 1995 was approximately $652,200,000 and $601,700,000, respectively.

  After giving consideration to the Company's new Credit Agreement in March 1996, annual maturities of long-term debt for the next five fiscal years are approximately: 1997--$7,900,000; 1998--$3,000,000; 1999-- $2,700,000; 2000--
$2,200,000; and 2001--$99,400,000.

8.LEASES

  The Company has operating leases which expire at various dates through 2010 with, in some instances, cost escalation and renewal privileges. Total rental expense under operating leases was approximately $19,100,000; $18,300,000; and $15,900,000 in fiscal 1996, 1995 and 1994, respectively. Minimum rental payments under operating leases are approximately: 1997--$18,800,000; 1998-- $16,500,000; 1999--$14,500,000; 2000-- $10,400,000; 2001--$8,400,000; 2002 and
thereafter $24,500,000.

                         MARK IV INDUSTRIES, INC.

9.INCOME TAXES

  Income before provision for taxes and the related provision for taxes for fiscal 1996, 1995 and 1994 consists of the following (dollars in thousands):

                                                     1996      1995     1994
                                                   --------  --------  -------
   Income before provision for taxes:
     United States...............................  $ 95,100  $ 69,500  $45,800
     Foreign.....................................    56,300    40,900   35,900
                                                   --------  --------  -------
         Total...................................  $151,400  $110,400  $81,700
                                                   ========  ========  =======
   Provision for taxes:
     Currently payable:
       United States.............................  $ 15,300  $ 12,500  $14,500
       Foreign...................................    15,000    11,800    5,300
                                                   --------  --------  -------
         Total currently payable.................    30,300    24,300   19,800
                                                   --------  --------  -------
     Deferred:
       United States.............................    16,500     7,600    3,600
       Foreign...................................    12,200    10,600    7,200
                                                   --------  --------  -------
         Total deferred..........................    28,700    18,200   10,800
                                                   --------  --------  -------
         Total provision for taxes...............  $ 59,000  $ 42,500  $30,600
                                                   ========  ========  =======

  The provision for taxes for fiscal 1996, 1995, and 1994 differs from the amount computed using the United States statutory income tax rate as follows
(dollars in thousands):

                                                     1996      1995     1994
                                                   --------  --------  -------
   Expected tax at United States statutory income
    tax rate.....................................  $ 53,000  $ 38,600  $28,600
   Permanent differences.........................     1,600     2,100    1,200
   State and local income taxes..................     2,600     1,900    1,200
   Tax credits, net..............................      (250)     (700)    (500)
   Foreign tax rate differences..................     2,050       600      100
                                                   --------  --------  -------
         Total provision for taxes...............  $ 59,000  $ 42,500  $30,600
                                                   ========  ========  =======

                         MARK IV INDUSTRIES, INC.

  The tax effects of temporary differences which give rise to a significant portion of deferred tax assets (liabilities) consist of the following at February 29, 1996 and February 28, 1995 (dollars in thousands):

                                                              1996      1995
                                                            --------  --------
   Current:
     Accounts receivable................................... $  6,500  $  7,300
     Inventories...........................................   (5,100)   (5,000)
     Compensation related..................................    7,800     8,000
     Tax credit carryforwards..............................    4,000     2,000
     Other items...........................................   (8,000)     (600)
                                                            --------  --------
       Net current asset................................... $  5,200  $ 11,700
                                                            ========  ========
   Non-current:
     Fixed and intangible assets........................... $(41,000) $(52,100)
     Tax credits...........................................   17,000    21,000
     Capital loss carryforwards............................       --    11,000
     All other items.......................................   (9,100)   23,300
                                                            --------  --------
       Total non-current asset (liability).................  (33,100)    3,200
     Valuation allowance...................................       --   (14,100)
                                                            --------  --------
       Net non-current liability........................... $(33,100) $(10,900)
                                                            ========  ========

  The non-current valuation allowance in fiscal 1995 related primarily to capital loss carryforwards which were available to use substantially through fiscal 1996.

  Based on the Company's history of prior operating earnings and its expectations for the future, management of the Company has determined that it is more likely than not that operating income will be sufficient to utilize the tax credits in their carryforward periods, which run substantially through fiscal 2007. The undistributed earnings of the Company's foreign subsidiaries have been reinvested in each country, and are not expected to be remitted back to the parent Company.

10.PENSION AND PROFIT SHARING PLANS

  The Company has defined benefit pension plans covering both union and non-union employees. Under the union plans, employee benefits are computed based on a dollar amount multiplied by the number of years of service. Benefits under the non-union plans are computed in a similar manner for certain plans, and based on the employees' earnings in other plans.

  The funded status of the Company's defined benefit plans consists of the following at February 29, 1996 and February 28, 1995 (dollars in thousands):

                                                           1996       1995
                                                         ---------  ---------
   Actuarial present value of benefit obligations:
     Vested............................................. $(283,500) $(259,400)
                                                         ---------  ---------
     Accumulated........................................ $(289,600) $(264,500)
                                                         ---------  ---------
     Projected.......................................... $(303,100) $(273,700)
   Plan assets at fair value............................   366,400    335,400
                                                         ---------  ---------
   Plan assets in excess of projected benefit
    obligations.........................................    63,300     61,700
   Unrecognized net loss and differences in
    assumptions.........................................    48,800     49,100
   Unrecognized prior service costs ....................     7,500      2,700
                                                         ---------  ---------
   Prepaid pension cost recognized in the consolidated
    balance sheets...................................... $ 119,600  $ 113,500
                                                         =========  =========

                         MARK IV INDUSTRIES, INC.

  The plans' assets consist of corporate and government bonds, listed common stocks, guaranteed investment contracts, and real estate investments. Included in the plans' assets are $37,700,000 of the Company's securities at February 29, 1996.

  Net pension income for the defined benefit pension plans in fiscal 1996, 1995, and 1994 includes the following components (dollars in thousands):

                                                       1996     1995     1994
                                                      -------  -------  -------
  Service cost-benefits earned during the period..... $(3,700) $(3,600) $(2,900)
  Interest cost on projected benefit obligation...... (22,400) (19,500) (18,200)
  Actual return on assets............................  68,600    4,300   32,100
  Net amortization and deferral...................... (36,000)  31,300    2,500
                                                      -------  -------  -------
    Net pension income............................... $ 6,500  $12,500  $13,500
                                                      =======  =======  =======

  The assumptions utilized to measure net pension income and the projected benefit obligations are as follows:

                                                            1996   1995   1994
                                                            -----  -----  -----
  Discount rate............................................  7.50%  8.75%  7.75%
  Expected long-term rate of return........................ 11.50% 11.50% 12.00%
  Average increase in compensation.........................  4.00%  4.00%  5.00%

  The Company also has defined contribution pension plans for a significant number of its employees. The Company's contributions to these plans are based on various percentages of compensation, and in some instances are based upon the amount of the employees' contributions to the plans. The annual cost of these plans, the substantial part of which is funded currently, amounted to approximately $10,600,000; $8,100,000; and $6,700,000 in fiscal 1996, 1995 and
1994, respectively.

11.POST-RETIREMENT BENEFITS

  The Company currently provides health and life insurance benefits to a number of existing retirees from certain of its operations under the provisions of a number of different plans. Contributions currently required to be paid by the retirees towards the cost of such plans range from zero to 100%. The Company also has a number of active employees who might receive such benefits upon their retirement. The Company recognized a $40,000,000 liability for the cost of these plans, referred to as the accumulated post-retirement benefit obligation (APBO), entirely in fiscal 1994 in accordance with Statement of Financial Accounting Standards No. 106. The resulting net of tax charge of $26,000,000 ($.46 per fully diluted share) was included as the cumulative effect of a change in accounting principle in the consolidated statement of income for fiscal 1994.

  The following table sets forth the amount included with other non-current liabilities in the consolidated balance sheets at February 29, 1996 and February 28, 1995 (dollars in thousands)

                                                               1996     1995
                                                              -------  -------
  Accumulated post-retirement benefit obligation:
    Retirees and beneficiaries receiving benefits............ $68,300  $56,200
    Active employees, fully eligible for benefits............   6,500    5,700
    Active employees, not fully eligible for benefits........   9,300    7,800
                                                              -------  -------
      Total accumulated benefit obligation...................  84,100   69,700
      Unrecognized net loss.................................. (13,500)  (1,800)
                                                              -------  -------
      Post-retirement benefit liability recognized in the
       consolidated balance sheets........................... $70,600  $67,900
                                                              =======  =======

                         MARK IV INDUSTRIES, INC.

  The Company's post-retirement benefit expense for fiscal 1996, 1995 and 1994 includes the following components (dollars in thousands):

                                                            1996   1995   1994
                                                           ------ ------ ------
   Service cost-benefits earned during the period......... $  600 $  500 $  400
   Interest cost on the APBO..............................  6,000  4,600  3,400
   Amortization expense...................................    100     --     --
                                                           ------ ------ ------
     Total expense........................................ $6,700 $5,100 $3,800
                                                           ====== ====== ======

  The APBO was calculated using a discount rate of 7.50% at February 29, 1996, and 8.75% at February 28, 1995. The APBO determinations assume an initial health care cost trend rate of approximately 8.0%, trending down rateably to an ultimate rate of 4.5% in 2002. The impact of a one-percentage-point increase in such trend rate would be to increase the APBO at February 29, 1996 by approximately $1,400,000 and increase annual expense by approximately $100,000.

12. LEGAL PROCEEDINGS

  The Company is involved in various legal and environmental related issues. In the opinion of the Company's management, the ultimate cost to resolve these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

13.STOCKHOLDERS' EQUITY AND STOCK OPTIONS

  In fiscal 1996, the Company's Board of Directors adopted a Shareholders' Rights Plan under which Rights were distributed as a dividend at a rate of one Right for each share of Common Stock held. Each Right entitles the holder to buy one one-hundredth of a newly-issued share of the Company's Series A Junior Participating Preferred Stock at an exercise price of $80.00 per share. If an acquiring person beneficially owns 20% or more of the Company's Common Stock or the Company is a party to a business combination which is not approved by the Company's Board of Directors, each Right (other than those held by the acquiring person) will entitle the holder to receive, upon exercise, shares of Common Stock of the Company or of the surviving company with a value equal to two times the exercise price of the Right.

  The Company's Board of Directors declared five percent stock dividends which were distributed in April 1996, 1995 and 1994. All share amounts have been presented as if the stock distributions had occurred at the beginning of fiscal 1994. As of February 29, 1996, the Company continues to be authorized to repurchase approximately 7,000,000 shares, of its outstanding Common Stock.

  The Company is also authorized to issue 10,000,000 shares of Preferred Stock, and there are no shares outstanding at the present time.

  The Company's qualified Incentive Stock Option Plan provides for granting key employees options to purchase the Company's Common Stock at an exercise price equal to 100% of the market price on the date of grant. The options may be exercised in cumulative annual increments of 25% commencing one year after the date of grant, and have a maximum duration of ten years. There were approximately 350,000 and 1,000,000 shares reserved for the future granting of options at February 29, 1996 and February 28, 1995, respectively.

  As a result of the Company's acquisition of Purolator, certain holders of Purolator non-qualified stock options converted their options into options to acquire the Company's Common Stock at an exercise price that would give them the same built-in gain as they had in the Purolator options. As a result, Purolator options were converted into non-qualified options to acquire approximately 351,300 shares of the Company's Common Stock at an average exercise price of $12.19 per share. The Company's common stock and additional paid in capital were increased by approximately $2,000,000 to recognize the issuance of these "in-the-money" stock options.

                         MARK IV INDUSTRIES, INC.

  The following table summarizes the status of all of the Company's stock option transactions for fiscal 1996, 1995 and 1994 (shares amounts in thousands):

                                           1996           1995           1994
                                       -------------- -------------- -------------
                                          AVERAGE        AVERAGE        AVERAGE
                                       -------------- -------------- -------------
                                       OPTION  OPTION OPTION  OPTION OPTION OPTION
                                       SHARES  PRICE  SHARES  PRICE  SHARES PRICE
                                       ------  ------ ------  ------ ------ ------
  Balance at beginning of year........ 1,429   $12.50   627   $ 8.14   813  $ 6.94
  Activity during the year:
    Granted...........................   678   $17.87   914   $14.71    15  $17.50
    Exercised.........................  (322)  $11.22  (105)  $ 5.70  (184) $ 3.52
    Canceled..........................   (32)  $14.02    (7)  $10.94   (17) $ 8.74
                                       -----          -----           ----
  Balance at end of year:
    Outstanding....................... 1,753   $14.78 1,429   $12.50   627  $ 8.14
                                       -----          -----           ----
    Exercisable.......................   618   $10.64   677   $10.00   281  $ 6.50
                                       =====          =====           ====

  The Company granted restricted stock awards with respect to 23,100 shares in fiscal 1995 and 370,700 shares in fiscal 1994, at $.01 par value per share. The fair market value of the awards as of the date of grant is being recognized as it is earned over the restriction period, with $1,300,000; $1,600,000 and $800,000 recognized as an expense in fiscal 1996, 1995, and 1994, respectively. As of February 29, 1996, approximately 263,000 shares remain available for issuance under the Company's Restricted Stock Plan.

14.INDUSTRY SEGMENTS AND GEOGRAPHIC AREAS

  During fiscal 1996, the Company reorganized what had been identified as its primary business segment, Power and Fluid Transfer, into separately managed and market-focused businesses. As a result, the Company has reclassified the operations of that segment and its former Professional Audio segment into the following two business segments (and information for the prior years has been restated accordingly):

  (i) Automotive, which includes the design, manufacture and distribution of fuel, power transmission, and fluid handling systems and components, and filters and filtration systems for the global automotive aftermarket and original equipment manufacturers ("OEM") market.

  (ii) Industrial, which includes the design, manufacture and distribution of power transmission, fluid handling, and filtration components and systems for industrial OEM and industrial distribution markets worldwide. The Industrial segment also includes the Company's Transportation Products and Professional Audio business units.

                         MARK IV INDUSTRIES, INC.

  Information concerning the Company's business segments for fiscal 1996, 1995 and 1994 is as follows (dollars in thousands):

                                               1996        1995        1994
                                            ----------  ----------  ----------
   NET SALES TO CUSTOMERS
     Automotive...........................  $1,004,300  $  718,900  $  532,600
     Industrial...........................   1,084,200     884,400     711,600
                                            ----------  ----------  ----------
         Total net sales to customers.....  $2,088,500  $1,603,300  $1,244,200
                                            ==========  ==========  ==========
   OPERATING INCOME
     Automotive...........................  $  110,600  $   79,300  $   66,300
     Industrial...........................     119,400     100,900      80,400
                                            ----------  ----------  ----------
         Total operating income...........     230,000     180,200     146,700
     General corporate expense............     (17,400)    (15,900)    (14,900)
     Interest expense ....................     (61,200)    (53,900)    (50,100)
                                            ----------  ----------  ----------
       Income before provision for taxes..  $  151,400  $  110,400  $   81,700
                                            ==========  ==========  ==========
   IDENTIFIABLE ASSETS
     Automotive...........................  $1,030,000  $  922,700  $  481,500
     Industrial...........................     929,200     869,700     743,300
     General corporate ...................      53,900      54,000      57,500
                                            ----------  ----------  ----------
         Total identifiable assets........  $2,013,100  $1,846,400  $1,282,300
                                            ==========  ==========  ==========
   DEPRECIATION AND AMORTIZATION
     Automotive...........................  $   33,100  $   23,100  $   15,400
     Industrial...........................      30,100      24,700      23,700
     General corporate....................       3,600       3,700       2,600
                                            ----------  ----------  ----------
         Total depreciation and
          amortization....................  $   66,800  $   51,500  $   41,700
                                            ==========  ==========  ==========
   CAPITAL OUTLAYS
     Automotive...........................  $   57,600  $   29,100  $   25,200
     Industrial...........................      37,900      21,700      16,200
                                            ----------  ----------  ----------
         Total capital outlays............  $   95,500  $   50,800  $   41,400
                                            ==========  ==========  ==========

  The Company's foreign operations are located primarily in Europe, and to a lesser extent in Canada and the Far East. Information concerning the Company's operations by geographic area for fiscal 1996, 1995 and 1994 is as follows (dollars in thousands):

                                                  1996       1995       1994
                                               ---------- ---------- ----------
   NET SALES TO CUSTOMERS
     United States............................ $1,460,300 $1,115,600 $  884,500
     Foreign .................................    628,200    487,700    359,700
                                               ---------- ---------- ----------
         Total net sales to customers......... $2,088,500 $1,603,300 $1,244,200
                                               ========== ========== ==========
   OPERATING INCOME
     United States............................ $  161,500 $  126,400 $  105,700
     Foreign..................................     68,500     53,800     41,000
                                               ---------- ---------- ----------
         Total operating income............... $  230,000  $ 180,200  $ 146,700
                                               ========== ========== ==========
   IDENTIFIABLE ASSETS
     United States............................ $1,421,400 $1,350,100 $  898,700
     Foreign..................................    591,700    496,300    383,600
                                               ---------- ---------- ----------
         Total identifiable assets............ $2,013,100 $1,846,400 $1,282,300
                                               ========== ========== ==========

                         MARK IV INDUSTRIES, INC.

  The net sales to customers reflect the sales of the operating units in each geographic area to unaffiliated customers. Export sales from the United States to unaffiliated customers were $115,900,000, $92,900,000, and $71,300,000 in fiscal 1996, 1995, and 1994, respectively. Inter-segment sales are not material. Sales between geographic areas are accounted for at prices which are competitive with prices charged to unaffiliated customers.

15. QUARTERLY FINANCIAL DATA AND INFORMATION (UNAUDITED)

  The following table sets forth the unaudited quarterly results of operations for each of the fiscal quarters in the years ended February 29, 1996 and February 28, 1995 (dollars in thousands, except per share data):

                                FIRST    SECOND   THIRD     FOURTH    TOTAL
   FISCAL 1996                 QUARTER  QUARTER  QUARTER   QUARTER     YEAR
   -----------                 -------- -------- --------  -------- ----------
   Net sales.................  $518,500 $509,500 $525,500  $535,000 $2,088,500
   Gross profit (a)..........  $172,700 $164,900 $166,700  $170,700 $  675,000
   Net income................  $ 24,600 $ 24,100 $ 23,000  $ 20,700 $   92,400
   Income per share (b):
     Primary:
       Income before
        extraordinary items..  $    .39 $    .38 $    .36  $    .33 $     1.46
       Extraordinary items...        --       --       --        --         --
                               -------- -------- --------  -------- ----------
         Net income..........  $    .39 $    .38 $    .36  $    .33 $     1.46
                               ======== ======== ========  ======== ==========
   Fully-diluted:
     Continuing operations...  $    .39 $    .38 $    .36  $    .33 $     1.46
     Extraordinary items.....        --       --       --        --         --
                               -------- -------- --------  -------- ----------
         Net income..........  $    .39 $    .38 $    .36  $    .33 $     1.46
                               ======== ======== ========  ======== ==========
   FISCAL 1995
   -----------
   Net sales.................  $363,800 $357,200 $397,300  $485,000 $1,603,300
   Gross profit (a)..........  $127,700 $124,700 $135,600  $155,300 $  543,300
   Income before
    extraordinary items......  $ 17,100 $ 16,700 $ 16,500  $ 17,600 $   67,900
   Extraordinary items.......        --       --   (1,100)       --     (1,100)
                               -------- -------- --------  -------- ----------
         Net income..........  $ 17,100 $ 16,700 $ 15,400  $ 17,600 $   66,800
                               ======== ======== ========  ======== ==========
   Income per share (b)(c):
     Primary:
       Income before
        extraordinary items..  $    .36 $    .35 $    .33  $    .30 $     1.33
       Extraordinary items...        --       --     (.02)       --       (.02)
                               -------- -------- --------  -------- ----------
         Net income..........  $    .36 $    .35 $    .31  $    .30 $     1.31
                               ======== ======== ========  ======== ==========
   Fully-diluted:
     Income before
      extraordinary items....  $    .32 $    .32 $    .31  $    .29 $     1.23
     Extraordinary items.....        --       --     (.02)       --       (.02)
                               -------- -------- --------  -------- ----------
         Net income..........  $    .32 $    .32 $    .29  $    .29 $     1.21
                               ======== ======== ========  ======== ==========

- --------

(a) Excluding depreciation expense.

(b) Restated to reflect the 5% stock dividend issued in April 1996.

(c) The sum of the quarterly amounts do not equal the total as a result of Common Stock transactions during the year, as well as rounding differences.

                         MARK IV INDUSTRIES, INC.

                               THE EXCHANGE AGENT
                           FOR THE EXCHANGE OFFER IS

                              FLEET NATIONAL BANK

  All tendered Private Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent at any of the following addresses:


                                 BY FACSIMILE:
                                 (401) 621-8088
                        (For Eligible Institutions Only)

                             CONFIRM BY TELEPHONE:
                                 (401) 865-7132

                       BY INSURED OVERNIGHT CARRIER:
                              Fleet National Bank
                           Corporate Trust Department
                           125 Dupont Drive-RI/OP/317
                              Providence, RI 02907


                              BY REGISTERED MAIL:
                              Fleet National Bank
                           Corporate Trust Department
                             P.O. Box 366-RI/OP/317
                           Providence, RI 02901-0366


                                 NEW YORK DROP:
                              Fleet National Bank
                        c/o First Chicago Trust Company
                                 14 Wall Street
                              6th Floor, Window 2
                               New York, NY 10005


  Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent at the following address:


                              Fleet National Bank
                           Corporate Trust Department
                              Mail Stop: RI/MO/199
                             111 Westminster Street
                              Providence, RI 02903
                          Attention: Stephen Maceroni
                           Telephone: (401) 278-3768
                           Facsimile: (401) 751-9706

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Ninth of the Company's Certificate of Incorporation entitles officers, directors and controlling persons of the Company to indemnification to the full extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL") as the same may be supplemented or amended from time to time.
Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Article Ninth of the Company's Certificate of Incorporation was amended in August 1986 to provide that no director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty or loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such amendment.

  Reference is made to Section 8 of the Registration Rights Agreement included in Exhibit 4.3 hereto which provides certain indemnification rights to the directors and officers of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   4.1 --Indenture dated as of March 15, 1993 between the Company and Citibank,
        N.A., as Trustee (including the form of 8 3/4% Senior Subordinated
        Notes due April 1, 2003) (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated March 29, 1993).
   4.2 --Indenture dated as of March 11, 1996 between the Company and Fleet
        National Bank, as Trustee (including the forms of the 7 3/4% Senior
        Subordinated Notes due April 1, 2006) (incorporated by reference to
        Exhibit 4.1 to the Company's Current Report on Form 8-K dated March 21,
        1996, as amended by the Company's Current Report on Form 8-K/A dated
        March 27, 1996).
   4.3 --Registration Rights Agreement dated as of March 11, 1996 between the
        Company and Bear,
        Stearns & Co. Inc.
  *5   --Opinion of Stroock & Stroock & Lavan as to the legality of the
        Exchange Notes.
  10.1 --Amended and Restated Credit Agreement dated as of March 8, 1996 among the Company, as Borrower, Dayco PTI S.p.A., as Subsidiary Borrower,
        certain other subsidiaries of the Company named therein, as Guarantors, various banks and other financial institutions named therein, Chemical
        Bank, as Administrative and Bid Agent, Bank of America National Trust
        and Savings Association, as Documentation Agent, and BA Securities,
        Inc. and Chemical Securities Inc., as Arrangers (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form
        8-K dated March 21, 1996).
  12.1 --Statement Regarding Computation of Ratios of Earnings to Fixed
        Charges.
  12.2 --Statement Regarding Computation of Pro Forma Ratios of Earnings to
        Fixed Charges.
 *23.1 --Consent of Stroock & Stroock & Lavan (included in Exhibit 5).
  23.2 --Consent of Coopers & Lybrand L.L.P.
  23.3 --Deleted
 *24   --Powers of attorney.
 *25   --Statement on Form T-1 of Eligibility of Trustee.
  99.1 --Form of Letter of Transmittal.
 *99.2 --Form of Notice of Guaranteed Delivery.
 *99.3 --Form of Letter to Nominees.
 *99.4 --Form of Letter to Clients.
 *99.5 --Form of Guidelines for Certification of Taxpayer Identification Number
        on Substitute Form W-9.

- --------

*  Previously filed.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on May 21, 1996.

                                          MARK IV INDUSTRIES, INC.

                                              /s/ Richard L. Grenolds
                                          By___________________________________

                                                Richard L. Grenolds

                                           Vice President and Chief Accounting
                                                       Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

          Sal H. Alfiero*            Chairman of the Board and        May 21, 1996
____________________________________ Chief Executive Officer
           Sal H. Alfiero

       William P. Montague*          President and Chief              May 21, 1996
____________________________________ Operating Officer and
        William P. Montague          Director

         Gerald S. Lippes*           Secretary and Director           May 21, 1996
____________________________________
          Gerald S. Lippes

           John J. Byrne*            Vice President and Chief         May 21, 1996
____________________________________ Financial Officer
           John J. Byrne

      /s/ Richard L. Grenolds        Vice President and Chief         May 21, 1996
____________________________________ Accounting Officer
          Richard L. Grenolds

        Clement R. Arrison*          Director                         May 21, 1996
____________________________________
         Clement R. Arrison

                                     Director                         May  , 1996
____________________________________
         Joseph G. Donohoo

                                     Director                         May  , 1996
____________________________________
         Herbert Roth, Jr.

*By: /s/ Richard L. Grenolds
     -------------------------------
          Richard L. Grenolds,
           as Attorney-in-Fact

EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
    4.1  --Indenture dated as of March 15, 1993 between the Company and
          Citibank, N.A., as Trustee (including the form of 8 3/4%
          Senior Subordinated Notes due April 1, 2003) (incorporated by reference to Exhibit 4.1 to the Company's Current Report on
          Form 8-K dated March 29, 1993)................................
    4.2  --Indenture dated as of March 11, 1996 between the Company and
          Fleet National Bank, as Trustee (including the forms of the 7
          3/4% Senior Subordinated Notes due April 1, 2006)
          (incorporated by reference to Exhibit 4.1 to the Company's
          Current Report on Form 8-K dated March 21, 1996, as amended by the Company's Current Report on Form 8-K/A dated March 27,
          1996). .......................................................
    4.3  --Registration Rights Agreement dated as of March 11, 1996 between the Company and Bear,
          Stearns & Co. Inc. ...........................................
   *5    --Opinion of Stroock & Stroock & Lavan as to the legality of the Exchange Notes............................................
   10.1  --Amended and Restated Credit Agreement dated as of March 8,
          1996 among the Company, as Borrower, Dayco PTI S.p.A., as
          Subsidiary Borrower, certain other subsidiaries of the Company named therein, as Guarantors, various banks and other
          financial institutions named therein, Chemical Bank, as
          Administrative and Bid Agent, Bank of America National Trust
          and Savings Association, as Documentation Agent, and BA
          Securities, Inc. and Chemical Securities Inc., as Arrangers
          (incorporated by reference to Exhibit 10.1 to the Company's
          Current Report on Form 8-K dated March 21, 1996)..............
   12.1  --Statement Regarding Computation of Ratios of Earnings to
          Fixed Charges.................................................
   12.2  --Statement Regarding Computation of Pro Forma Ratios of
          Earnings to Fixed Charges.....................................
  *23.1  --Consent of Stroock & Stroock & Lavan (included in Exhibit 5).
   23.2  --Consent of Coopers & Lybrand L.L.P. .........................
   23.3  --Deleted......................................................
  *24    --Powers of attorney. .........................................
  *25    --Statement on Form T-1 of Eligibility of Trustee. ............
   99.1  --Form of Letter of Transmittal. ..............................
  *99.2  --Form of Notice of Guaranteed Delivery. ......................
  *99.3  --Form of Letter to Nominees. .................................
  *99.4  --Form of Letter to Clients. ..................................
  *99.5  --Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9. ................

- --------

*  Previously filed.